EXHIBIT 10.1(b)

Execution Version

July 8, 2024

ESCO Technologies Inc.

Project Poseidon

Commitment Letter

ESCO Technologies Inc.

9900A Clayton Road

St. Louis, MO 63124

Attention: Lara Crews,

Vice President and Treasurer

Ladies and Gentlemen:

You have advised JPMorgan Chase Bank, N.A. (“JPMorgan,” “we” or “us” and, in its capacity as a provider of commitments as set forth in Section 1 below, the “Commitment Party”) that ESCO Technologies Inc., a Missouri corporation (the “Company” or “you”), intends to enter into the Transactions as described and defined in the Transaction Summary attached hereto as Exhibit A. Capitalized terms used but not defined in this letter are used with the meanings assigned to them in Exhibits A through F attached hereto (such Exhibits and all annexes and schedules hereto or thereto, together with this letter, collectively, this “Commitment Letter”).

1.	Commitments

In connection with the foregoing, (a) JPMorgan is pleased to advise you of its commitment to provide 100% of the Backstop Facility, upon the terms set forth in this Commitment Letter and in the Backstop Term Sheet attached hereto as Exhibit B and subject only to the conditions expressly set forth in Section 6 hereof applicable to such Facility and Exhibit F hereto, (b) JPMorgan is pleased to advise you of its commitment to provide 100% of the Bridge Facility upon the terms set forth in this Commitment Letter and in the Bridge Facility Term Sheet attached hereto as Exhibit C and subject only to the conditions expressly set forth in Section 6 hereof applicable to such Facility and Exhibit F hereto and (c) JPMorgan is pleased to advise you of its commitment to provide up to $80,000,000 of the Best Efforts Incremental Facility and its agreement to use commercially reasonable efforts to assemble a syndicate of financial institutions identified by JPMorgan in consultation with you (together with JPMorgan, the “Best Efforts Incremental Lenders”) to provide the balance of the necessary commitments for the Best Efforts Incremental Facility, upon the terms and conditions set forth in this Commitment Letter and in the Amended Existing Facility Term Sheet attached hereto as Exhibit D (it being a condition to JPMorgan’s commitment under this clause (c) that the portion of the Best Efforts Incremental Facility not being provided by JPMorgan shall be provided by the other Lenders).

Additionally, (a) JPMorgan is hereby engaged by you to solicit, and agrees to solicit, consent from the “Required Lenders” (as defined in and determined under the Existing Credit Agreement on the

Amended Existing Facility Effective Date (the “Existing Required Lenders”)) to the Amended Existing Facility and, failing that, to the Limited Existing Facility Amendment, and (b) subject to satisfactory documentation in accordance with the terms set forth herein, JPMorgan, its capacity as a “Revolving Lender” (under and as defined in the Existing Credit Agreement”), agrees to provide its consent to the Amended Existing Facility or, if necessary, the Limited Existing Facility Amendment.

2.	Titles and Roles

It is agreed that:

(a)

JPMorgan will act as sole lead arranger and sole bookrunner for each of the Backstop Facility and the Bridge Facility, as sole lead arranger and joint bookrunner for the Best Efforts Incremental Facility and, to the extent relevant, will continue to act as a joint lead arranger and joint bookrunner for the Existing Facility (in such capacity for any Facility, the “Lead Arranger”); provided, that you agree that JPMorgan may perform its responsibilities as a Lead Arranger under any Facility through its affiliate, J.P. Morgan Securities LLC;

(b)

if neither the Amended Existing Facility or the Limited Existing Facility Amendment becomes effective on or prior to the Acquisition Closing Date, JPMorgan will act as sole administrative agent for the Backstop Facility;

(c)	JPMorgan will act as sole administrative agent for the Bridge Facility; and
(d)

JPMorgan will continue to act as sole administrative agent for the Existing Facility, and, if it becomes effective, the Amended Existing Facility, including with respect to the Best Efforts Incremental Facility contemplated to be issued thereunder (with respect to clauses (b) through (d), JPMorgan, in such capacity for any Facility, the “Administrative Agent”).

JPMorgan will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles.

It is understood and agreed that this Commitment Letter is not a guarantee by JPMorgan that (i) the Best Efforts Incremental Facility will be successfully arranged and consummated or (ii) either the Amended Existing Facility or the Limited Existing Facility Amendment will become effective.

Notwithstanding the foregoing, additional lead arrangers and bookrunners may be appointed in respect of the Best Efforts Incremental Facility subject to JPMorgan’s prior written approval. In such event, it is agreed that JPMorgan will have “left placement” in any marketing materials or advertisements related to the Facilities and shall have the rights and responsibilities customarily associated with such placement. You agree that no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and in the Fee Letter referred to below) will be paid to (A) any Lender in order to obtain its commitment in respect of any of the Facilities or (B) any lender under the Existing Credit Agreement to obtain its consent in respect of the Amended Existing Facility or the Limited Existing Facility Amendment unless you and JPMorgan shall so agree.

3.	Syndication of Certain Facilities; Arrangement of Limited Existing Facility Amendment

JPMorgan intends to syndicate (a) the Best Efforts Incremental Facility (including, in our discretion, part of the Commitment Party’s commitment hereunder) to the Best Efforts Incremental Lenders and (b) the Backstop Facility (including, in our discretion, part of the Commitment Party’s

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commitment hereunder) to the Backstop Lenders; provided that notwithstanding JPMorgan’s right to syndicate the Backstop Facility and receive commitments with respect thereto, except as expressly set forth in this Commitment Letter or unless you otherwise agree in writing (i) JPMorgan shall not be relieved, released or novated from its obligations hereunder (subject to the satisfaction of the conditions set forth in this Commitment Letter) in connection with any syndication, assignment or participation of the Backstop Facility, including its commitments in respect thereof, until after the Acquisition Closing Date has occurred, (ii) no assignment or novation by JPMorgan shall become effective as between you and JPMorgan with respect to all or any portion of JPMorgan’s commitments in respect of the Backstop Facility until the Acquisition Closing Date has occurred and (iii) JPMorgan shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Backstop Facility and this Commitment Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Acquisition Closing Date has occurred. JPMorgan intends (x) to commence such syndication efforts, and the solicitation of consents for the Amended Existing Facility or, failing that, the Limited Existing Facility Amendment, promptly upon the execution of this Commitment Letter and following the public announcement by you of the Acquisition, and (y) to commence such syndication efforts for the Backstop Facility at any time of its choosing (in consultation with you)after the execution of this Commitment Letter and following the public announcement by you of the Acquisition, and you agree to actively assist (and to use your commercially reasonable efforts to cause the Target to assist) JPMorgan in completing a syndication reasonably satisfactory to JPMorgan and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication and consent solicitation efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Company and the proposed Best Efforts Incremental Lenders or Backstop Lenders, as the case may be (and, your using commercially reasonable efforts to cause direct contact between senior management and advisors of the Target and the proposed Best Efforts Incremental Lenders or Backstop Lenders), (c) the hosting, with JPMorgan, of one or more meetings of prospective Best Efforts Incremental Lenders or Backstop Lenders (and using your commercially reasonable efforts to cause senior management of the Target to be available for such meetings) and (d) as set forth below (and using your commercially reasonable efforts to cause the Target to assist), assistance in the preparation of materials to be used in connection with the syndication and consent solicitation (collectively with the Term Sheets, the “Information Materials”). You hereby authorize the Lead Arranger and the Commitment Party to, with your consent (not to be unreasonably withheld), download copies of the Company’s trademark logos from its website and post copies thereof and any Information Materials to a deal site on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Lead Arranger to be its electronic transmission system (an “Electronic Platform”) to syndicate the Best Efforts Incremental Facility and solicit consents for the Amended Existing Facility or, failing that, the Limited Existing Facility Amendment, or to syndicate the Backstop Facility, and use the logos on any confidential information memorandum, presentations and other marketing materials prepared in connection with the syndication of the Best Efforts Incremental Facility or the solicitation of consents under the Amended Existing Facility or the Limited Existing Facility Amendment, or the syndication of the Backstop Facility, or in any advertisements that the Lead Arranger or Commitment Party may place after the closing of the Best Efforts Incremental Facility, the Backstop Facility (or any other Facility) in financial and other newspapers and journals, or otherwise, at its own expense describing its services to the Company hereunder.

You will assist us in preparing Information Materials, including but not limited to lender slides, for distribution to prospective or existing Lenders. Before distribution of any Information Materials, you agree to execute and deliver to us a letter in which you authorize distribution of the Information Materials to a prospective or existing Lender’s employees, subject to their agreement to maintain the confidentiality thereof.

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JPMorgan will manage (in consultation with you) all aspects of the syndication of the Best Efforts Incremental Facility and the Backstop Facility, including decisions as to the selection of institutions to be approached, when they will be approached, and, with your approval (such approval not to be unreasonably withheld or delayed), which institutions will participate as Best Efforts Incremental Lenders or Backstop Lenders, when their commitments will be accepted, the allocations of the commitments among the Best Efforts Incremental Lenders or Backstop Lenders and the amount and distribution of fees among the Best Efforts Incremental Lenders or Backstop Lenders. JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and the Lead Arranger is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the arrangement of any Facility (including in connection with determining the terms of the Best Efforts Incremental Facility) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person.

4.	Information

To assist JPMorgan in its syndication efforts, you agree promptly to prepare and provide to the Lead Arranger all information with respect to the Company, the Target, their respective subsidiaries and the transactions contemplated hereby, including all pro forma financial information and projections (the “Projections”), as JPMorgan may reasonably request in connection with the arrangement and syndication of the Best Efforts Incremental Facility and the consent solicitation for the Amended Existing Facility or, failing that, the Limited Existing Facility Amendment, or in connection with the arrangement and syndication of the Backstop Facility. You hereby represent and covenant (with respect to any information relating to the Target and its subsidiaries prior to the Acquisition Closing Date, to your knowledge) that (a) all written factual information other than (i) the Projections and (ii) other forward-looking information or information of a general economic or industry nature, taken as a whole (excluding items (i) and (ii), the “Information”) that has been or will be made available to the Lead Arranger by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Lead Arranger by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time provided taking into account forward-looking information and information of a general economic or industry nature (it being understood and agreed that the Projections are as to future events and are not to be viewed as facts or a guarantee of financial performance or achievement, that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that actual results may differ from the Projections and such differences may be material). If, at any time prior to the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree (and will use commercially reasonable efforts to cause the Target to) to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph will be accurate and complete in all material respects at such time (with respect to the Target and its subsidiaries, to your knowledge). You understand that in arranging and syndicating the Best Efforts Incremental Facility or soliciting consents under the Amended Existing Facility or the Limited Existing Facility Amendment, or in arranging and syndicating the Backstop Facility, we may use and rely on the Information and Projections without independent verification thereof.

5.	Fees

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As consideration for JPMorgan’s commitments hereunder and its agreements to perform the services described herein, you agree to pay to JPMorgan the applicable nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

You agree that, once paid, the fees or any part thereof payable hereunder or under the Fee Letter shall not be refundable under any circumstances, regardless of whether the transactions or borrowings contemplated by this Commitment Letter are consummated, except as otherwise agreed in writing by you and JPMorgan. All fees payable hereunder and under the Fee Letter shall be paid in immediately available funds in U.S. Dollars and shall not be subject to reduction by way of withholding, setoff or counterclaim or be otherwise affected by any claim or dispute related to any other matter. In addition, all fees payable hereunder shall be paid without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, or will be grossed up by you for such amounts.

6.	Conditions

JPMorgan’s commitments and agreements hereunder are subject to (and with respect to the funding of any applicable Facilities subject to Limited Conditionality Provisions, subject only to) (a) the execution and delivery by the Loan Parties (and, solely with respect to the Best Efforts Incremental Facility, the Amended Existing Facility or the Limited Facility Amendment, the applicable Lenders other than JPMorgan required to execute such Credit Documentation in accordance with the terms hereof) of the Credit Documentation for the applicable Facilities consistent with the terms and conditions set forth in this Commitment Letter, subject to the Limited Conditionality Provisions described below and (b) the satisfaction (or waiver by JPMorgan) of the conditions set forth in Exhibit F.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Credit Documentation to the contrary, (a) the only representations relating to the Company, the Target and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to availability of the Backstop Facility and the Bridge Facility on the Acquisition Closing Date shall be (i) such of the representations made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the applicable Lenders under such Facility, but only to the extent that you or your affiliates have the right (taking into account any notice or cure period) to decline to close under the Acquisition Agreement or to terminate your (or their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition, in each case, as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) made by the Loan Parties in the applicable Credit Documentation and (b) the terms of the applicable Credit Documentation and other closing deliverables shall be in a form such that they do not impair the availability or funding of such Facilities on the Acquisition Closing Date if the applicable conditions set forth in this Section 6 and in Exhibit F, in each case, limited as indicated therein, are satisfied (or waived by JPMorgan). For purposes hereof, “Specified Representations” means the representations and warranties set forth in the applicable Credit Documentation relating to: corporate or other organizational existence of the Loan Parties; power and authority, due authorization, execution and delivery of, and enforceability of, such Credit Documentation, in each case, in respect of the applicable Loan Parties; no conflicts with organizational documents of such Loan Parties; solvency as of the Acquisition Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (with solvency to be defined in a manner consistent with the certificate attached as Annex I to Exhibit F hereto); Federal Reserve margin regulations; the Investment Company Act; PATRIOT Act; use of proceeds not in violation of OFAC, FCPA or other applicable sanctions and anti-corruption laws. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

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JPMorgan’s commitment hereunder and its agreement to perform the services described herein solely with respect to the Amended Existing Facility (including the Best Efforts Incremental Facility included therein) and the Limited Existing Facility Amendment are subject to (a) there not occurring or becoming known to us, since September 30, 2023, any material adverse condition or material adverse change in or affecting the business, assets, operations or financial condition of the Company and its subsidiaries, taken as a whole, (b) our not becoming aware after the date hereof of any information or other matter (including any matter relating to financial models and underlying assumptions relating to the Projections) affecting the Company or the transactions contemplated hereby which, in our reasonable judgment, is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) our satisfaction that prior to and during the syndication of the Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Company or any affiliate thereof, other than the Facilities, (d) the negotiation, execution and delivery on or before the Expiration Date of the applicable Credit Documentation reasonably satisfactory to JPMorgan and its counsel and (e) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of the Commitment Party’s commitment hereunder to the Best Efforts Incremental Facility and of the Amended Existing Facility and the Limited Existing Facility Amendment are not limited to those set forth herein and in the Term Sheet. With respect to the Best Efforts Incremental Facility, the Amended Existing Facility and the Limited Existing Facility Amendment, those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of JPMorgan and the Company. Notwithstanding the immediately preceding sentence, on and after the occurrence of the Amended Existing Facility Effective Date, no additional conditions will apply to the availability of the borrowings under the Best Efforts Incremental Term Loan Facility on the Acquisition Closing Date other than the Limited Conditionality Provisions, unless mutually agreed between you and JPMorgan. It is understood and agreed for the avoidance of doubt that this paragraph shall not apply to the Bridge Facility or the Backstop Facility.

7.	Limitation of Liability, Indemnity, Settlement

(a)Limitation of Liability.

You agree that (i) in no event shall any of JPMorgan and its affiliates and its officers, directors, employees, advisors, and agents (each, and including, without limitation, JPMorgan, an “Arranger-Related Person”) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages incurred by you, your affiliates or your respective equity holders arising out of, in connection with or as a result of, this Commitment Letter, the Fee Letter or any other agreement or instrument contemplated hereby and (ii) no Arranger-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of Information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information transmission systems, including an Electronic Platform or otherwise via the internet; provided that, nothing in this clause (a) shall relieve you of any obligation you may have to indemnify an indemnified person, as provided in clause (b) below, against any special, indirect, consequential or punitive damages asserted against such indemnified person by a third party. You agree, to the extent permitted by applicable law, to not assert any claims against any Arranger-Related Person with respect to any of the foregoing. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

(b)Indemnity.

You agree (a) to indemnify and hold harmless JPMorgan and its respective affiliates and the respective officers, directors, employees, advisors, affiliates and agents of such persons (each, an

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“indemnified person”) from and against any and all Liabilities and related expenses to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof or any related transaction or the activities performed or the commitments or services furnished pursuant to this Commitment Letter or the role of JPMorgan in connection therewith or in connection with any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of clause (a) above and the terms of this clause (b)) (each a “Proceeding”), regardless of whether any indemnified person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or by any other person, and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing, regardless of whether or not in connection with any pending or threatened Proceeding to which any indemnified person is a party, in each case as such expenses are incurred or paid; provided that the foregoing indemnity will not, as to any indemnified person, apply to any Liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise or result from (i) the willful misconduct, bad faith or gross negligence of, an indemnified person, (ii) a material breach of the obligations of such indemnified person under this Commitment Letter or (iii) any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than any claims against the Lead Arranger, the Commitment Party or any of their respective affiliates in its capacity as an agent, a Lead Arranger, a bookrunner or any similar role under any Facility), and (b) to reimburse JPMorgan and its affiliates on demand for all reasonable and documented out-of-pocket expenses (including due diligence expenses, syndication expenses, electronic distribution expenses, travel expenses, consultants’ fees and expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheets, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof.

(c)Settlement.

You shall not, without the prior written consent of JPMorgan and its affiliates (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by JPMorgan unless (x) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to JPMorgan from all liability on claims that are the subject matter of such Proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of JPMorgan or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to JPMorgan and the other indemnified persons.

8.	Confidentiality

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed by you, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, directors, employees, attorneys, accountants, agents and advisors (other than commercial lenders) who are directly involved in the consideration of this matter and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), (c) subject to customary confidentiality requirements, terms relevant to a Facility in any syndication or other marketing materials related to such Facility, (d)

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other than the contents of the Fee Letter and the amounts, percentages and basis points of compensation set forth in this Commitment Letter (including the portions thereof addressing fees payable to JPMorgan and/or the Lenders), a summary of the terms of the financing options set forth in this Commitment Letter may be included in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (e) the existence of the Fee Letter and the aggregate fees contained in the Fee Letter as part of projections, pro forma information and generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing or any prospectus or other offering memorandum and (f) if the amounts, percentages and basis points of compensation set forth in this Commitment Letter and the Fee Letter, and such other portions of this Commitment Letter and the Fee Letter as mutually agreed have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to JPMorgan and/or the Lenders and any flex provisions in the Fee Letter), you may disclose this Commitment Letter, the Fee Letter and the contents thereof to the Seller, the Target and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders, on a confidential and need-to-know basis.

JPMorgan agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, rating agencies, portfolio management servicers, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any prospective Lender subject to the confidentiality agreements set forth in the Information Materials in connection with performing the services described herein and consummating the transactions contemplated hereby, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, the Facilities or the enforcement of rights thereunder, (f) with the consent of the Company or (g) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this paragraph, (ii) becomes available to JPMorgan on a nonconfidential basis from a source other than the Company, or (iii) is independently developed by JPMorgan. For the purposes of this letter, “Confidential Information” means all information received from or on behalf of the Company or any of its subsidiaries or affiliates relating to the Company or any subsidiary or affiliate of the Company or their respective businesses, other than any such information that is available to JPMorgan on a nonconfidential basis prior to disclosure by the Company and other than information pertaining to the Facilities routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any person or entity required to maintain the confidentiality of Confidential Information as provided in this Commitment Letter shall be considered to have complied with its obligation to do so if such person or entity has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such person or entity would accord to its own confidential information. The provisions of this paragraph shall automatically terminate and be superseded by the confidentiality provisions to the extent covered in the Credit Documentation upon the effectiveness thereof on the Acquisition Closing Date and shall in any event automatically terminate two (2) years following the date of this Commitment Letter.

For the avoidance of doubt, nothing in this confidentiality provision shall prohibit any person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this confidentiality provision shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

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9.	Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships

You acknowledge that JPMorgan and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies (including the Seller or the Target) in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. JPMorgan will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by JPMorgan of services for other companies, and will not furnish any such information to other companies. You also acknowledge that JPMorgan has no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies. You further acknowledge that JPMorgan is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, JPMorgan may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Seller, the Target and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by JPMorgan or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You agree that JPMorgan will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between JPMorgan, on the one hand, and you and your respective equity holders or your and their respective affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between JPMorgan and, if applicable, its affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction JPMorgan and, if applicable, its affiliates, is acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary of you, your management, equity holders, creditors, affiliates or any other person and (iii) with respect to the transactions contemplated hereby or the process leading thereto, JPMorgan and, if applicable, its affiliates, has not assumed (x) an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates (irrespective of whether JPMorgan or any of its affiliates has advised or is currently advising you or your affiliates on other matters (which, for the avoidance of doubt, includes acting as a financial advisor to the Company or any of its affiliates in respect of any transaction related hereto)) or (y) any other obligation except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby and JPMorgan shall not have any responsibility or liability to the Company with respect thereto, and (iii) the Lead Arranger is not advising the Company as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by JPMorgan or any of its affiliates of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of JPMorgan and shall not be on behalf of the Company. The Company agrees that it will not assert any claim against JPMorgan based on an alleged breach of fiduciary duty by JPMorgan in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of JPMorgan or any of its affiliates acting as a financial advisor to the Company or any of

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its affiliates, on the one hand, and the engagement of JPMorgan hereunder and the transactions contemplated hereby, on the other hand.

JPMorgan may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the confidentiality obligations, of JPMorgan hereunder. JPMorgan shall be responsible for its affiliates’ failure to comply with such obligations under this Commitment Letter.

10.	Miscellaneous

This Commitment Letter shall not be assignable by any party hereto without the prior written consent of the other party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, the indemnified persons and the Arranger-Related Persons and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, the indemnified persons and the Arranger-Related Persons. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and JPMorgan. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Commitment Letter, the Fee Letter and/or any document to be signed in connection with this letter agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein (including an obligation to negotiate the definitive documentation for each of the Facilities in good faith); it being acknowledged and agreed that, notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, JPMorgan’s commitments to fund the Backstop Facility and/or the Bridge Facility on the Acquisition Closing Date are subject only to the applicable conditions set forth on Exhibit F.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the law of the State of New York; provided that (i) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of the inaccuracy thereof you (or your affiliates) have the right to terminate your (or its) obligations under the Acquisition Agreement, or decline to close under the Acquisition Agreement or consummate the Acquisition and (ii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed in accordance with, the laws of England and Wales, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of England and Wales or any other jurisdiction that would cause the application of the laws of any

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jurisdiction other than the laws of England of Wales. The Company hereby irrevocably and unconditionally consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York, sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan). Nothing in this Commitment Letter shall affect any right that JPMorgan may otherwise have to bring any action or proceeding relating to this Commitment Letter, the Term Sheets or the Fee Letter against the Company or its properties in the courts of any jurisdiction. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding arising out of or relating to this Commitment Letter, the Term Sheets, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York, Borough of Manhattan. The Company and JPMorgan irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of the transactions contemplated hereby, this Commitment Letter, the Term Sheets or the Fee Letter or the performance of services hereunder.

JPMorgan hereby notifies you that pursuant to the requirements of the U.S.A. PATRIOT ACT (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Patriot Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it and its affiliates are required to obtain, verify and record information that identifies you and your subsidiaries and the Target and its subsidiaries, which information may include your name, address, tax identification number and other information that will allow JPMorgan and each of the Lenders to identify you and your subsidiaries and the Target and its subsidiaries in accordance with the Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the Patriot Act and the Beneficial Ownership Regulation and is effective for JPMorgan, each of the Lenders and each of their respective affiliates. The provisions of this Commitment Letter and/or in the Fee Letter relating to compensation, limitation of liability, indemnification, settlement, affiliate activities, sharing of information, absence of fiduciary relationships, confidentiality, electronic signatures, governing law, waiver of jury trial and waiver of objection to the laying of venue shall remain in full force and effect regardless of whether definitive documentation relating to the Facilities shall be executed and delivered and notwithstanding the termination of this Commitment Letter and/or JPMorgan’s commitments hereunder.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Exhibits hereto and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on July 8, 2024. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence. If you do so execute and deliver to JPMorgan (or its legal counsel) this Commitment Letter and the Fee Letter at or prior to such time, this Commitment Letter shall terminate at the earliest of (i) after execution and delivery of the Acquisition Agreement by the parties thereto and prior to the consummation of the Acquisition, the termination of the Acquisition Agreement by you in a signed writing in accordance with its terms (or your written confirmation or public announcement thereof), (ii) the consummation of the Acquisition without the funding of the Best Efforts Incremental Facility or, failing that, the Bridge Facility, (iii) the Acquisition Closing Date and (iv) 11:59 p.m., New York City time, on May 23, 2025 (which is the last “Reporting Period End Date” as defined in the Acquisition Agreement as in effect on the date of execution and delivery thereof by the parties thereto) (such earliest time, the “Expiration Date”). Upon the occurrence of the Expiration Date, this Commitment Letter and the commitments and the agreements of JPMorgan to provide the services

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described herein shall automatically terminate unless JPMorgan shall, in its sole discretion, agree to an extension in writing.

[Signature Page Follows]

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JPMorgan is pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/Will Price
Name: Wil Price
Title: Executive Director

Accepted and agreed to as of the date first written above by:

ESCO TECHNOLOGIES INC.

By:	/s/Lara Crews
Name: Lara Crews
Title: Vice President and Treasurer

Commitment Letter

ESCO Technologies Inc.

Exhibit A

Project Poseidon

Transaction Summary

Capitalized terms used but not defined in this Exhibit A have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or in the other Exhibits thereto (including, in each case, any schedules or annexes thereto).

It is intended that:

(a)

the Company will acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests of (i) Ultra PMES Limited, a private limited company incorporated in England & Wales, (ii) Measurement Systems, Inc., a Delaware corporation, (iii) EMS Development Corporation, a New York corporation, and (iv) DNE Technologies, Inc., a Delaware corporation (collectively and all assets relating thereto, the “Target”) pursuant to and in accordance with the terms and conditions of a Sale and Purchase Agreement, dated 8 July 2024, among Ultra Electronics Holdings Limited, as parent seller (together with any seller subsidiaries thereof, “Seller”), ESCO Maritime Solutions Ltd. and ESCO Technologies Holdings LLC, as buyers, and the Company, as guarantor (collectively with all exhibits, schedules, disclosure letters and attachments and supplements thereto, and not amended, restated, supplemented or otherwise modified after the date thereof other than as permitted by item 2 on Exhibit F hereto, the “Acquisition Agreement”);

(b)

the Company will endeavor to obtain an amendment to its existing Amended and Restated Credit Agreement, dated as of August 30, 2023, among the Company, ESCO UK Holding Company I Ltd., ESCO UK Global Holdings Ltd., the other subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., in its capacity as “Administrative Agent” thereunder (as amended, restated, amended and restated, supplemented or otherwise modified through date on which the Existing Facility is amended pursuant to this clause (b) or clause (c) below, as the case may be, the “Existing Credit Agreement” and the facilities thereunder, the “Existing Facility”) in order to implement the changes set forth on Exhibit D, which shall include:

(i)

a senior incremental delayed draw term loan credit facility in an aggregate principal amount of up to $350,000,000 the “Best Efforts Incremental Facility”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit D (the “Amended Existing Facility Term Sheet”); and

(ii)

the other modifications to the Existing Credit Agreement reflected in the Best Efforts Incremental Term Sheet (the Existing Facility, as modified to reflect the terms of the Best Efforts Incremental Term Sheet, being referred to herein as the “Amended Existing Facility”) (it being understood that, among other things, the Amended Existing Facility requires the consent of the Best Efforts Incremental Lenders and the Existing Required Lenders);

(c)

if the Amended Existing Facility does not become effective on or prior to the Acquisition Closing Date, the Company will endeavor to obtain a limited Amendment to the Existing Credit Agreement (the “Limited Existing Facility Amendment”) in order to implement the changes set forth on Exhibit E attached hereto (the “Limited Existing Facility Amendment Term Sheet”) (it being understood that the Limited Existing Facility Amendment requires, among other things, the consent of the Existing Required Lenders);

(d)

if the neither the Amended Existing Facility nor the Limited Existing Facility Amendment becomes effective on or prior to the Acquisition Closing Date, the Company will obtain the Backstop Facility consisting of a senior secured revolving facility in an aggregate committed amount of $500,000,000 (the “Backstop Facility”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Backstop Term Sheet”); provided that upon effectiveness of either the Amended Existing Facility or the Limited Existing Facility Amendment, the aggregate commitments in respect of the Backstop Facility shall automatically be reduced to $0;

(e)

if and to the extent that the sum of the full amount of the Best Efforts Incremental Facility is less than $300,000,000, the Company will obtain senior unsecured 364-day bridge loans (the “Bridge Facility”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Bridge Term Sheet”) in an aggregate principal amount of $300,000,000 less the sum of the net cash proceeds of the loans issued under the Best Efforts Incremental Facility actually obtained on the Acquisition Closing Date; provided that upon effectiveness of the Best Efforts Incremental Facility, the aggregate commitments in respect of the Bridge Facility shall automatically be reduced by the amount of the Loans funded under the Best Efforts Incremental Facility on the Acquisition Closing Date;

(f)

if the Backstop Facility is funded, all indebtedness under the Existing Credit Agreement will be repaid in full together with all interest, fees and other amounts then due and owing, all commitments thereunder shall be terminated and all guarantees and security interests (if any) thereunder shall be released (or be authorized to be released pursuant to customary payoff letters) (the “Company Debt Refinancing”);

(g)

all existing indebtedness for borrowed money and guarantees of the Target under (i) the senior facilities agreement dated 24 December 2021 between, among others, Cobham Ultra SeniorCo S.à r.l. as company and Credit Suisse AG, Cayman Island Branch as agent (as amended from time to time), the senior notes indenture dated 24 December 2021 between, among others, Cobham Ultra SunCo S.à r.l. as issuer and HSBC Bank PLC as trustee (as amended and supplemented from time to time), the intercreditor agreement dated 2 August 2022 between, among others, Cobham Ultra SeniorCo S.à r.l. as company as company and the Wilmington Trust (London) Limited as security agent, a security accession deed dated 30 November 2022 between, among others, Ultra Electronics Limited as new chargor and the Wilmington Trust (London) Limited to the English law debenture dated 2 August 2022 between, among others, Cobham Ultra SeniorCo S.à r.l.as initial chargor and the Wilmington Trust (London) Limited (the “Seller Acquisition Financing Debenture"), a security accession deed to be entered into between, among others, Ultra PMES Limited as new chargor and the Wilmington Trust (London) Limited to the Seller Acquisition Financing Debenture, a New York law joinder agreement dated 30 November 2022 between, among others, EMS Development Corporation, a corporation incorporated in the state of New York, and Ultra Maritime LLC, a limited liability company incorporated in the state of Delaware each as new pledgors and the Wilmington Trust (London) Limited as security agent to the US pledge agreement dated 2 August 2022 between the Cobham Ultra SeniorCo S.à r.l. and the Wilmington Trust (London) Limited, and a New York law joinder agreement dated 30 November 2022 between, among others, EMS Development Corporation, a corporation incorporated in the state of New York as new grantor and the Wilmington Trust (London) Limited to the US security agreement dated 2 August 2022 between Cobham Ultra US Co-Borrower LLC and the Wilmington Trust (London) Limited, and (ii) certain other indebtedness of the Target and its subsidiaries that is required to be repaid and/or novated pursuant to the Acquisition Agreement shall be refinanced or repaid in full and arrangements for the substantially concurrent release of all related guarantees and liens shall be made (collectively, the “Target Debt Release”); and

(h)

the proceeds of the Loans drawn under the Best Efforts Incremental Facility and/or the Bridge Facility on the Acquisition Closing Date will be applied to (i) pay a portion of the cash consideration for the Acquisition, (ii) consummate the Target Debt Release and (iii) pay the fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (the “Transaction Expenses”), with any remaining proceeds being used for working capital needs and for general corporate purposes of the Company and its subsidiaries.

The Acquisition, the Facilities, the Limited Exiting Facility Amendment, the Company Debt Refinancing, the Target Debt Release and the other transactions described above or related thereto are collectively referred to herein as the “Transactions”.

For purposes of this Commitment Letter, the Term Sheets and the Fee Letter:

“Acquisition Closing Date” shall mean the date of the consummation of the Acquisition and the funding of the purchase price therefor under any of the Facilities.

“Credit Documentation” means, individually or collectively, the definitive documentation relating to each or any of the Facilities, including the Backstop Credit Documentation, the Bridge Credit Documentation, the Amended Existing Credit Facility Credit Documentation and the Limited Existing Facility Amendment;

“Facilities” means, individually or collectively, the Backstop Facility, the Bridge Facility, the Amended Existing Facility (which shall include the Incremental Best Efforts Facility) and, as applicable, the Existing Facility.

“Loan Parties”, as it relates to any Facility, shall mean the borrowers and guarantors under such Facility.

“Loans”, as it relates to any Facility, shall mean the loans under such Facility.

“Lenders”, as it relates to any Facility, shall mean the lenders under such Facility.

“Term Sheets” means, collectively, this Exhibit A, the Backstop Term Sheet, the Bridge Term Sheet, the Amended Existing Facility Term Sheet, the Limited Existing Facility Amendment Term Sheet and the Conditions Precedent attached hereto as Exhibit F.

Exhibit B

Project Poseidon

$500,000,000 Backstop Revolving Facility

Capitalized terms used but not defined in this Exhibit B have the meanings set forth in the Commitment Letter to which this Exhibit B is attached or in the other Exhibits thereto (including, in each case, any schedules or annexes thereto).

ESCO TECHNOLOGIES INC.

SENIOR CREDIT FACILITY

Summary of Terms and Conditions

July 8, 2024

I.	Parties

Borrowers:

ESCO Technologies Inc. (the “Company”), ESCO UK Holding Company I Ltd., ESCO UK Global Holdings Ltd. and certain other foreign subsidiaries of the Company requested by the Company and approved by the Backstop Administrative Agent (as defined below) and the Backstop Lenders (as defined below) (the “Foreign Borrowers” and collectively with the Company, the “Backstop Borrowers”); provided that Doble Lemke GmbH (f/k/a ESCO European Holding GmbH), a German company, and one or more additional U.K. subsidiaries of the Company, shall be eligible as Foreign Borrowers, subject to the satisfaction of certain conditions substantially consistent with those set forth in the Existing Credit Agreement but without approval by the Lenders.

Guarantors:

(a) The Company (with respect to the obligations of the Foreign Borrowers and certain interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Backstop Lender or any affiliate thereof by any subsidiary of the Company), (b) the other Backstop Borrowers and (c) each of the Company’s material direct and indirect subsidiaries (with materiality defined substantially as set forth in the Existing Credit Agreement and any other subsidiary of the Company that guarantees indebtedness of the Company (collectively, the “Guarantors”), shall unconditionally guaranty all of the Backstop Borrowers’ obligations under and in connection with the Backstop Facility (as defined below) and certain interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Backstop Lender (as defined below) or any affiliate thereof; provided that if a guaranty by a

Foreign Borrower or a foreign subsidiary (or a domestic subsidiary of another foreign subsidiary) of the obligations of the Company or any domestic subsidiary would be likely to give rise to an adverse tax or accounting consequence, such guaranty shall either not be required or shall be limited to the obligations of the Foreign Borrowers. In addition, the Backstop Credit Documentation (as defined below) will contain the Backstop Administrative Agent’s standard carve-outs for guarantees of (and collateral support for) certain swap obligations by subsidiaries that are not eligible contract participants under the Commodity Exchange Act. Notwithstanding the foregoing, additional foreign subsidiaries may be excluded from the guarantee requirements in circumstances where the Backstop Administrative Agent reasonably determines that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Collateral:

The obligations of the Backstop Borrowers and the Guarantors under the Backstop Facility shall be secured by a pledge of, and first priority perfected security interest in 100% of the equity interests of each of the Backstop Borrowers’ and Guarantors’ existing and future direct and indirect material foreign subsidiaries; provided, that if a pledge of 100% of the voting shares of equity interests of any such material foreign subsidiary would be likely to give rise to an adverse tax or accounting consequence, such pledge shall be limited to 65% of the voting equity interests of the first-tier foreign subsidiary in the relevant ownership chain. All of the collateral security described above is referred to collectively as the “Collateral.” The Collateral will also secure certain interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Backstop Lender or any affiliate thereof. Notwithstanding the foregoing, equity interests of certain material foreign subsidiaries may be excluded from the collateral in circumstances where the Backstop Administrative Agent reasonably determines that the cost of providing a pledge of such equity interests is excessive in relation to the value afforded thereby. The obligations under any other Facilities shall be permitted to be secured by pari passu liens on the Collateral, subject to an intercreditor agreement reasonably satisfactory to the Backstop Administrative Agent.

Sole Lead Arranger and Sole Bookrunner:	JPMorgan (in such capacity, the “Backstop Lead Arranger”).

Administrative Agent:	JPMorgan (in such capacity, the “Backstop Administrative Agent”).

Lenders:	Initially, JPMorgan, but may subsequently be assigned, subject, prior to the Backstop Effective Date, to the provisions of the Commitment Letter, to other banks, financial institutions and other entities as described herein (collectively, the “Backstop Lenders”).

Documentation Principles:

The documentation in respect of the Backstop Facility (the “Backstop Credit Documentation”) shall contain provisions substantially similar to those set forth in (i) the Existing Credit Agreement and (ii) the other “Loan Documents” (as defined in the Existing Credit Agreement) executed and delivered in connection therewith.

As used herein, the phrase “substantially similar to the Existing Credit Agreement” or references to being the “same” as the Existing Credit Agreement means substantially the same as the Existing Credit Agreement, with only such changes and modifications that are necessary or appropriate to (i) reflect the terms of this term sheet, (ii) reflect any changes in law, documentation policies or accounting standards since the date of the Existing Credit Agreement, (iii) reflect the Backstop Administrative Agent’s current agency and back-office practices and operations (including, without limitation, the Backstop Administrative Agent’s customary provisions in respect of benchmark replacement), in each case as reasonably agreed to by the Company, and (iv) effect such other changes as are mutually agreeable to the parties to the Backstop Credit Documentation.

The principles set forth above constitute the “Backstop Documentation Principles”.

II.	Backstop Facility

Type and Amount of Facility:

Five-year revolving credit facility (the “Backstop Facility”) in the U.S. Dollar equivalent amount of $500,000,000 (the loans thereunder, the “Backstop Revolving Credit Loans”). Up to the U.S. Dollar equivalent of $75,000,000 of the Backstop Facility, which may be increased with the use of the Expansion Feature described below (the “Foreign Currency Sublimit”) shall be made available by all of the Backstop Lenders in euro, pounds sterling and such other foreign currencies as may be agreed to by the Backstop Administrative Agent and the Backstop Lenders so long as such currencies remain freely transferable and convertible into U.S. Dollars (collectively with U.S. Dollars, the “Agreed Currencies”).

Availability:

The Backstop Facility shall be available on a revolving basis during the period commencing on the Backstop Effective Date and ending on August 30, 2028 (the “Backstop Revolving Credit Termination Date”).

Letters of Credit:

A portion of the Backstop Facility not in excess of the U.S. Dollar equivalent of $40,000,000 (the “Overall LC Sublimit”) shall be available for the issuance of letters of credit (the “Letters of Credit”) by each of JPMorgan and potentially additional Backstop Lenders to be named, each having an individual Letter of Credit commitment to be determined (each in such capacity, an “Issuing Lender”), with the portion of the Overall LC Sublimit in excess of such Letter of Credit commitments being available for the issuance of Letters of Credit at the discretion of any Issuing Lender, in each case for the account of any Backstop Borrower or subsidiary in Agreed Currencies and such other currencies as shall be acceptable to the applicable Issuing Lender (subject to the Foreign Currency Sublimit); provided, that the Backstop Lenders shall participate in U.S. Dollars for any Letter of Credit issued by an Issuing Lender in any currency that is not an Agreed Currency. No Letter of Credit shall have an expiration date after the earlier of (a) three years after the date of issuance and (b) three years after the Backstop Revolving Credit Termination Date; provided, that, (i) no Letters of Credit shall have an expiration date after the Backstop Revolving Credit Termination Date without the consent of the applicable Issuing Lender, (ii) not later than ten (10) business days prior to the Backstop Revolving Credit Termination Date, the Company shall cash collateralize all Letters of Credit with an expiration date after the Backstop Revolving Credit Termination Date in an amount equal to 105% of the aggregate face amount of all such Letters of Credit that are to remain outstanding on the Backstop Revolving Credit Termination Date, and (iii) the expiration date of Letters of Credit to be issued to banks in India may be later than the earlier of (a) three years after the date of issuance and (b) three years after the Backstop Revolving Credit Termination Date, subject to the consent and cash collateralization requirements set forth in the immediately preceding clauses (i) and (ii).

Drawings under any Letter of Credit shall be reimbursed by the relevant Backstop Borrower (whether with its own funds or with the proceeds of Backstop Revolving Credit Loans) on the same business day. To the extent that any Backstop Borrower does not so reimburse the Issuing Lender, the Backstop Lenders under the Backstop Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans:

A portion of the Backstop Facility not in excess of $50,000,000 shall be available, at the discretion of JPMorgan (in such capacity, the “Swing Line Lender”), for swing line loans to the Company in U.S. Dollars (the “Swing Line Loans”) from the Swing Line Lender on same-day notice. Any such Swing Line Loans will reduce availability under the Backstop Facility (including in respect of the Swing Line Lender’s individual revolving commitment) on a dollar-for-dollar basis. Each Lender under the Backstop Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

	Maturity:	The Backstop Revolving Credit Termination Date.

Purpose:

The proceeds of the Backstop Revolving Credit Loans shall be used to refinance existing indebtedness under the Existing Credit Agreement and for general corporate purposes of the Company and its subsidiaries, including, without limitation, to fund all or a portion of the purchase price of the Acquisition (and Transaction Expenses) or other acquisitions permitted under the Credit Agreement.

Expansion Feature:

Subsequent to the Backstop Effective Date, the Company may, at its option and subject to conditions consistent with the Backstop Documentation Principles, request to increase the aggregate amount of the Backstop Facility or obtain incremental term loans in an amount up to the U.S. Dollar equivalent of $250,000,000 in any Agreed Currency without the consent of any Backstop Lenders not participating in such increase. The requested increase(s) may be assumed by one or more existing lenders and/or by other financial institutions, as agreed by the Company and the Backstop Administrative Agent.

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

	Optional Prepayments and Commitment Reductions:	Backstop Revolving Credit Loans may be prepaid and commitments may be reduced by the Company in minimum amounts to be agreed upon.

Mandatory Prepayments:

Backstop Revolving Credit Loans will be required to be prepaid if the aggregate revolving credit exposure under the Backstop Facility exceeds the aggregate commitments thereunder and if such exposure in Agreed Currencies other than U.S. Dollars exceeds the Foreign Currency Sublimit; provided that if such excess is caused by fluctuations in foreign currency exchange rates, (i) no such prepayment will be required to the extent such exposure in Agreed Currencies other than U.S. Dollars is not more than 105% of the Foreign Currency Sublimit or to the extent the aggregate revolving credit exposure under the Backstop Facility is not more than 105% of the aggregate commitments thereunder and (ii) such excess will be calculated as of (a) each date of a borrowing, conversion, or continuation of any Backstop Revolving Credit Loan, and each date of issuance (or amendment that increases the face amount) of any Letter of Credit, (b) with respect to any RFR Loan (as defined on Annex I), on each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such RFR Loan (or, if there is no such numerically corresponding day, the last day of such month), (c) with respect to any Letter of Credit, the first business day of each calendar month, and (d) any additional date as the Backstop Administrative Agent may determine during the continuation of an event of default.

IV.	Certain Conditions

Initial Conditions:

The availability of the initial borrowings and other extensions of credit under the Backstop Facility on the Acquisition Closing Date will be subject only to the conditions set forth in Exhibit F hereto, subject to the Limited Conditionality Provisions (the date on which such conditions are satisfied and the Backstop Facility becomes effective, the “Backstop Effective Date”).

On-Going Conditions:

The making of each extension of credit after the Acquisition Closing Date shall be conditioned upon (a) the accuracy of all representations and warranties in all material respects (or in all respects if such representation and warranty is qualified by “material” or “material adverse effect”) in the Backstop Credit Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Backstop Credit Documentation a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, operations or financial condition of the Company and its subsidiaries taken as a whole, (b) the ability of any Backstop Borrower to perform any of its obligations under the Backstop Credit Documentation or (c) the validity or enforceability of any of the Backstop Credit Documentation or the rights or remedies of the Backstop Administrative Agent and the Backstop Lenders thereunder.

V.	Certain Documentation Matters

The Backstop Credit Documentation shall contain representations, warranties, covenants and events of default consistent with Backstop Documentation Principles, including, without limitation:

Representations and Warranties:

Financial statements; absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law and agreements; corporate power and authority; enforceability of Backstop Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA, plan assets and prohibited transactions; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of disclosure; security interest in Collateral; solvency; anti-corruption laws and sanctions, including policies and procedures with respect thereto; UK law centre of main interests and establishment; affected financial institutions; and Beneficial Ownership Regulation.

Affirmative Covenants:

Delivery of financial statements, reports, projections, officers’ certificates and other information requested by the Backstop Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws (including implementation and maintenance of policies and procedures in respect of anti-corruption laws and sanctions) and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Backstop Lenders to inspect property and books and records; assurance of accuracy of information; notices of defaults, litigation and other material events; compliance with environmental laws; use of proceeds (including in respect of anti-corruption laws and sanctions); guarantor and foreign pledge requirements; UK law centre of main interests and establishment; and Beneficial Ownership Regulation.

Financial Covenants:

The Company will comply with the following financial covenants:

- Total Net Leverage Ratio.  The Company shall maintain a ratio of (a) Consolidated Total Indebtedness minus Qualified Cash to (b) Consolidated EBITDA of not more than 3.50 to 1.00; provided that the Company may, on not more than two (2) occasions during the term of the Backstop Facility, elect to step up the Total Net Leverage Ratio covenant level to 4.00 to 1.00 for four consecutive fiscal quarters in connection with a permitted acquisition occurring during the first of such fiscal quarters if the aggregate consideration paid or to be paid in respect of such acquisition exceeds $200,000,000 (any such election in respect of the maximum Total Net Leverage Ratio being referred to as an “Acquisition Holiday”). Following the Company’s election to utilize an Acquisition Holiday, the Company shall not be permitted to request an additional Acquisition Holiday unless a full fiscal quarter shall have passed since the last day of the prior Acquisition Holiday.

- Interest Coverage Ratio.  The Company shall maintain a ratio of Consolidated EBITDA to Consolidated Interest Expense of not less than 3.00 to 1.00.

“Qualified Cash” shall mean, as of any date of determination, the amount by which (a) the aggregate amount of unrestricted cash and Permitted Investments (net of related tax obligations, if any, for repatriation or withholding, and net of any transaction costs or expenses related thereto) that is (i) free and clear of all liens other than Permitted Encumbrances of the Company and its subsidiaries, (ii) not subject to any legal or contractual restrictions on repatriation to the United States at such time and (iii) in a lawful currency that is readily available, freely transferable and able to be converted into dollars, exceeds (b) $15,000,000; provided that in no event shall Qualified Cash exceed $50,000,000.

The definitions of Consolidated Total Indebtedness, Consolidated EBITDA, Consolidated Interest Expense, Permitted Encumbrances and Permitted Investments shall be consistent with the Backstop Documentation Principles.

Financial covenants shall be calculated (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Company or any subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.

Negative Covenants:

Limitations on: indebtedness (which shall be modified from the Existing Credit Agreement, to the extent necessary, to permit each of the Facilities that will be in effect on the Acquisition Closing Date and to permit any obligations outstanding under Permitted Factoring Arrangements (as defined below) to the extent such obligations constitute indebtedness); liens (which shall be modified from the Existing Credit Agreement, to the extent necessary, to permit pari passu liens on the Collateral to secure each of the Facilities that will be in effect on the Acquisition Closing Date, subject to an intercreditor agreement in form and substance reasonably satisfactory to the Backstop Facility Administrative Agent and to permit customary liens under Permitted Factoring Arrangements); mergers, consolidations, liquidations and dissolutions; sales of assets

(which shall be modified to permit up to $5 million annually in receivables sales pursuant to existing factoring arrangements of the Target that will survive the Acquisition, on terms and conditions to be mutually agreed including with respect to the limited recourse requirements of such factoring arrangements (such factoring arrangements, the “Permitted Factoring Arrangements”)); dividends and other payments in respect of equity interests; investments, loans, advances, guarantees and acquisitions (which shall be modified (a) to permit (i) the Company’s investment in any non-Loan Party subsidiary that is a buyer under the Acquisition Agreement to the extent necessary to allow such non-Loan Party subsidiary buyer to pay its portion of purchase price consideration for the Acquisition, and (ii) the Company’s guaranty of any non-Loan Party subsidiary’s obligations under the Acquisition Agreement, and (b) to include the Acquisition without any condition within the definition of “Permitted Acquisition”); optional payments and modifications of subordinated debt instruments; transactions with affiliates; swap agreements; changes in fiscal year; restrictive agreements; non-guarantor subsidiaries; and changes in lines of business.

Events of Default:

Nonpayment of principal or Letter of Credit reimbursement when due or nonpayment of any prepayment on the date established by borrower notice; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; Backstop Credit Documentation ceasing to be in full force and effect or any party thereto so asserting, or “default” thereunder which continues beyond any applicable grace period; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; material judgments; a change of control; and failure of valid first-priority liens under pledge agreements or any party thereto so asserting.

Voting:

Amendments and waivers with respect to the Backstop Credit Documentation shall require the approval of Backstop Lenders holding greater than 50% of the aggregate amount of the Backstop Revolving Credit Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the Backstop Facility, except that (a) the consent of each Backstop Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Backstop Revolving Credit Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Backstop Lender’s commitment and (b) the consent of 100% of the Backstop Lenders shall be required with respect to (i) modifications to any of the voting percentages or pro rata sharing provisions or changes to the payment waterfall and (ii) release of the Company as a guarantor and releases of all or substantially all of the Collateral or all or substantially all of the Guarantors.

Assignments and Participations:

The Backstop Lenders shall be permitted to assign to certain eligible assignees all or a portion of their Backstop Revolving Credit Loans and commitments (subject, prior to the Backstop Effective Date, to the provisions of the Commitment Letter) with the consent, not to be unreasonably withheld, conditioned, or delayed, of (a) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Backstop Administrative Agent within seven business days after having received notice thereof), unless (i) the assignee is a Backstop Lender, an affiliate of a Backstop Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, (b) the Backstop Administrative Agent, (c) the Issuing Lender and (d) the Swing Line Lender. In the case of partial assignments (other than to another Backstop Lender, to an affiliate of a Backstop Lender or an approved fund), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Company and the Backstop Administrative Agent.

The Backstop Lenders shall also be permitted to sell participations in their Backstop Revolving Credit Loans. Participants shall have the same benefits as the Backstop Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Backstop Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Backstop Revolving Credit Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Backstop Facility only upon request.

Yield Protection:

The Backstop Credit Documentation shall contain customary provisions (a) protecting each Backstop Lender against increased costs or loss of yield (as reasonably determined by such Backstop Lender which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Backstop Lender under documentation having increased cost and yield protection provisions similar to those set forth in the Backstop Credit Documentation after consideration of such factors as such Backstop Lender then reasonably determines to be relevant) resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Backstop Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Term Benchmark Loan (as defined in Annex I) on a day other than the last day of an Interest Period (as defined in Annex I) with respect thereto.

Limitation of Liability, Expenses and Indemnification:

The Backstop Administrative Agent, the Backstop Lead Arranger, the Backstop Lenders and the Issuing Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) shall not have any Liabilities (as defined below), on any theory of liability, for any special, indirect, consequential or punitive damages incurred by the Company or any of its subsidiaries arising out of, in connection with, or as a result of, the Backstop Facility or the Backstop Credit Documentation. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

The Backstop Borrowers shall pay (a) all reasonable and documented out-of-pocket expenses of the Backstop Administrative Agent and the Backstop Lead Arranger and their affiliates associated with the syndication of the Backstop Facility and the preparation, execution, delivery and administration of the Backstop Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Backstop Administrative Agent and the Backstop Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Backstop Credit Documentation.

The Backstop Administrative Agent, the Backstop Lead Arranger, the Backstop Lenders and the Issuing Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) (each an “Indemnified Person”) will be indemnified and held harmless against, any Liabilities or expenses (including the fees, disbursements and other charges of counsel) incurred by such Indemnified Person in connection with or as a result of (i) the execution and delivery of the Backstop Credit Documentation and any agreement or instrument contemplated thereby; (ii) the funding of the Backstop Facility, issuance of letters of credit thereunder, or the use or proposed use of proceeds thereof; (iii) any act or omission of the Backstop Administrative Agent in connection with the administration of the Backstop Credit Documentation; (iv) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Company or any of its subsidiaries, or any environmental liability resulting from the handling of hazardous materials or violation of environmental laws, related in any way to the Company or any of its subsidiaries; and (v) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each, a “Proceeding”) in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by the Company, its affiliates or equity holders or any other party; provided that such indemnification shall not, as to any Indemnified Person, be available to the extent that such Liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from (i) the gross negligence or willful misconduct of such Indemnified Person in performing its activities or in furnishing its commitments or services under the Backstop Credit Documentation or (ii) the material breach of the obligations of such Indemnified Person under the Backstop Credit Documentation.

Defaulting Lenders, EU and UK Bail-In, ERISA Fiduciary Status, Delaware Divisions, QFC Stay Regulations and Erroneous Payments:

The Backstop Credit Documentation will contain customary provisions in respect of defaulting lenders, European Union/United Kingdom bail-in, lender representations as to fiduciary status under ERISA, divisions and plans of division under Delaware law, qualified financial contracts and erroneous payments.

Governing Law and Forum:

State of New York; provided that (i) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of the inaccuracy thereof you (or your affiliate) have the right to terminate your (or its) obligations under the Acquisition Agreement, or decline to close under the Acquisition Agreement or consummate the Acquisition and (ii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed in accordance with, the laws of England and Wales, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of England and Wales or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the laws of England of Wales.

Forum shall be the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof.

Counsel to the Backstop Administrative Agent and JPMorgan:	Sidley Austin LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	Each Backstop Borrower may elect that the Backstop Revolving Credit Loans comprising each borrowing bear interest at a rate per annum equal to:

With respect to Loans in U.S. Dollars:

the ABR plus the Applicable Margin; or

the Adjusted Term SOFR Rate plus the Applicable Margin;

With respect to Loans in Euro:

the Adjusted EURIBOR Rate plus the Applicable Margin.

With respect to Loans in Pounds Sterling:

the Daily Simple SONIA Rate plus the Applicable Margin.

provided, that all Swing Line Loans shall be denominated in U.S. Dollars and bear interest based upon the ABR. Adjusted Daily Simple SOFR shall only be available as a fallback rate.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted Term SOFR Rate for a one month Interest Period plus 1%. If the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.

“Adjusted Daily Simple SOFR Rate” means, for any day, Daily Simple SOFR, plus 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Adjusted EURIBOR Rate” means the EURIBOR Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Adjusted Term SOFR Rate” means the Term SOFR Rate, plus 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Daily Simple SOFR” means, for any day, SOFR, with a 5 RFR Business Day lookback.

“Daily Simple SONIA Rate” means, for any day, SONIA, with a 5 RFR Business Day lookback; provided that if the Daily Simple SONIA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“EURIBOR Rate” means, for any day and time, with respect to any Term Benchmark borrowing denominated in Euro for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Backstop Administrative Agent may specify another page or service displaying the relevant rate.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Floor” means the benchmark rate floor, if any, provided in the Backstop Credit Documentation initially (as of the execution of the

Backstop Credit Documentation, the modification, amendment or renewal of the Backstop Credit Documentation or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each RFR Rate or the central bank rate (as defined in the Backstop Credit Documentation), as applicable. For the avoidance of doubt, the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each RFR Rate or the central bank rate shall be 0%.

“Interest Period” means, with respect to any Term Benchmark, a period of one, three or six months.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds

Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar transactions denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“RFR Rate” when used in reference to any Backstop Revolving Credit Loan or borrowing, refers to whether such Backstop Revolving Credit Loan, or the Backstop Revolving Credit Loans comprising such borrowing, bear interest at a rate determined by reference to the Adjusted Daily Simple SOFR Rate or the Daily Simple SONIA Rate.

“RFR Business Day” means, for any Backstop Revolving Credit Loan denominated in (a) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Dollars, a U.S. Government Securities Business Day.

“SOFR” means, with respect to any business day, a rate per annum equal to the secured overnight financing rate for such business day published by the NYFRB on the NYFRB’s website on the immediately succeeding business day.

“SONIA” means, with respect to any business day, a rate per annum equal to the Sterling Overnight Index Average for such business day published by the Bank of England (or any successor administrator of the Sterling Overnight Index Average) on its website.

“TARGET Day” means any day on which the real time gross

settlement system operated by the Eurosystem, or any successor system, is open for the settlement of payments in Euro.

“Term Benchmark” when used in reference to any Backstop Revolving Credit Loan or borrowing, refers to whether such Backstop Revolving Credit Loan, or the Backstop Revolving Credit Loans comprising such borrowing, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark borrowing denominated in U.S. Dollars for any Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Backstop Administrative Agent as the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

The Backstop Credit Documentation will contain provisions consistent with Backstop Documentation Principles respect to a replacement of any Term Benchmark or RFR Rate.

Interest Payment Dates:	In the case of Backstop Revolving Credit Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Backstop Revolving Credit Loans bearing interest based upon a Term Benchmark (“Term Benchmark Loans”), on the last day of each relevant Interest Period and, in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period.

In the case of Backstop Revolving Credit Loans bearing interest based upon an RFR Rate (“RFR Loans”), monthly in arrears.

Facility Fees:

The Backstop Borrowers shall pay a facility fee calculated at the rate prescribed in the pricing grid attached hereto as Annex I-A on the aggregate amount of the Backstop Facility (whether drawn or undrawn), payable quarterly in arrears.

Letter of Credit Fees:	The Backstop Borrowers shall pay a commission on all outstanding

Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Backstop Lenders and shall be payable quarterly in arrears.

A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:

At any time when any Backstop Borrower is in default in the payment of any amount of principal due under the Backstop Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Backstop Revolving Credit Loans bearing interest based on the Daily Simple SONIA Rate or the Alternate Base Rate when based on the Prime Rate) for actual days elapsed.

Annex I-A

Pricing Grid

Pricing Level	Total Net Leverage Ratio	Facility Fee	Applicable Margin for Term Benchmark Loans and RFR Loans	Applicable Margin for ABR Loans
Level I	< 1.00 to 1.00	0.125%	1.25%	0.25%
Level II	> 1.00 to 1.00 but < 1.75 to 1.00	0.15%	1.35%	0.35%
Level III	> 1.75 to 1.00 but < 2.50 to 1.00	0.175%	1.45%	0.45%
Level IV	> 2.50 to 1.00 but < 3.25 to 1.00	0.20%	1.55%	0.55%
Level V	> 3.25 to 1.00	0.25%	1.75%	0.75%

If at any time the Company fails to deliver the quarterly or annual financial statements or certificates required under the Backstop Credit Documentation on or before the date such statements or certificates are due, Pricing Level V shall be deemed applicable for the period commencing three (3) business days after such required date of delivery and ending on the date which is three (3) business days after such statements or certificates are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable.

Except as otherwise provided in the paragraph below, adjustments, if any, to the Pricing Level then in effect shall be effective three (3) business days after the Backstop Administrative Agent has received the applicable financial statements and certificates (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding the foregoing, the opening Pricing Level shall be based on Pricing Level IV until the Backstop Administrative Agent’s receipt of the applicable financial statements for the Company’s first fiscal quarter ending after the Backstop Effective Date and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

Exhibit C

Project Poseidon

$300,000,000 364-Day Bridge Facility

Capitalized terms used but not defined in this Exhibit C have the meanings set forth in the Commitment Letter to which this Exhibit C is attached or in the other Exhibits thereto (including, in each case, any schedules or annexes thereto).

ESCO TECHNOLOGIES INC.

364-DAY BRIDGE CREDIT FACILITY

Summary of Terms and Conditions

July 8, 2024

_______________________________

I.	Parties

	Borrower:	ESCO Technologies Inc. (the “Company” or the “Bridge Borrower”).

Guarantors:

Each of the Company’s material direct and indirect subsidiaries (with materiality defined substantially as set forth in the Existing Credit Agreement and any other subsidiary of the Company that guarantees indebtedness of the Company (collectively, the “Guarantors”), shall unconditionally guaranty all of the Bridge Borrower’s obligations under and in connection with the Bridge Facility (as defined below) and certain interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Bridge Lender (as defined below) or any affiliate thereof; provided that if a guaranty by a foreign subsidiary (or a domestic subsidiary of another foreign subsidiary) of the obligations of the Company or any domestic subsidiary would be likely to give rise to an adverse tax or accounting consequence, such guaranty shall not be required. In addition, the Bridge Credit Documentation (as defined below) will contain the Bridge Administrative Agent’s (as defined below) standard carve-outs for guarantees of (and collateral support for) certain swap obligations by subsidiaries that are not eligible contract participants under the Commodity Exchange Act. Notwithstanding the foregoing, additional foreign subsidiaries may be excluded from the guarantee requirements in circumstances where the Bridge Administrative Agent reasonably determines that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

	Collateral:	The obligations of the Bridge Borrower and the Guarantors

under the Bridge Facility shall be secured by a pledge of, and first priority perfected security interest in 100% of the equity interests of each of the Bridge Borrower’s and Guarantors’ existing and future direct and indirect material foreign subsidiaries; provided, that if a pledge of 100% of the voting shares of equity interests of any such material foreign subsidiary would be likely to give rise to an adverse tax or accounting consequence, such pledge shall be limited to 65% of the voting equity interests of the first-tier foreign subsidiary in the relevant ownership chain. All of the collateral security described above is referred to collectively as the “Collateral.” The Collateral will also secure certain interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Bridge Lender or any affiliate thereof.  Notwithstanding the foregoing, equity interests of certain material foreign subsidiaries may be excluded from the collateral in circumstances where the Bridge Administrative Agent reasonably determines that the cost of providing a pledge of such equity interests is excessive in relation to the value afforded thereby. The obligations under any other Facilities shall be permitted to be secured by pari passu liens on the Collateral, subject to an intercreditor agreement reasonably satisfactory to the Bridge Administrative Agent.

Sole Lead Arranger and Sole Bookrunner:	JPMorgan (in such capacity, the “Bridge Lead Arranger”).

Administrative Agent:	JPMorgan (in such capacity, the “Bridge Administrative Agent”).

Lenders:

Initially, JPMorgan, but may subsequently be assigned (subject, prior to the Bridge Effective Date, to the provisions of the Commitment Letter) to other banks, financial institutions and other entities as described herein (collectively, the “Bridge Lenders”).

Documentation Principles:

The documentation in respect of the Bridge Facility (the “Bridge Credit Documentation”) shall contain provisions substantially similar to those set forth in (i) the Existing Credit Agreement and (ii) the other “Loan Documents” (as defined in the Existing Credit Agreement) executed and delivered in connection therewith.

As used herein, the phrase “substantially similar to the Existing Credit Agreement” or references to being the “same” as the Existing Credit Agreement means substantially the same as the Existing Credit Agreement, with only such changes and modifications that are necessary or appropriate to (i) reflect the terms of this term sheet (including (x) the incorporation of a term loan structure rather than the revolving credit facility structure of the Existing Credit Agreement and (y) the absence of foreign borrowers and currencies), (ii) reflect any changes in law, documentation policies or accounting standards since the date of the Existing Credit Agreement, (iii) reflect the Bridge Administrative Agent’s current agency and back-office practices and operations (including, without limitation, the Bridge Administrative Agent’s customary provisions in respect of benchmark replacement), in each case as reasonably agreed to by the Company, and (iv) effect such other changes as are mutually agreeable to the parties to the Bridge Credit Documentation.

The principles set forth above constitute the “Bridge Documentation Principles”.

II.	Bridge Facility

	Type and Amount of Facility:	A 364-day bridge term loan facility (the “Bridge Facility”) in the amount of $300,000,000 (the loans thereunder, the “Bridge Loans”).

	Availability:	The Bridge Facility shall be available in a single drawing on the Acquisition Closing Date.

	Maturity:	The date that is 364 days after the Bridge Effective Date. For the avoidance of doubt, the Bridge Loans shall not have required amortization.

	Purpose:	The proceeds of the Bridge Loans shall be used to finance the Acquisition and Transaction Expenses.

III.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

	Optional Prepayments:	Bridge Loans may be prepaid by the Company in minimum amounts substantially consistent with the Existing Credit Agreement.

Mandatory Prepayments and Commitment Reductions:

Commitments in respect of the Bridge Facility reflected in the Commitment Letter shall be automatically reduced (so long as such reduction is permitted pursuant to the terms of the Acquisition Agreement), and, other than in the case of clause (a)(ii) or (b)(ii) below, from and after the Acquisition Closing Date, Bridge Loans shall be repaid, in each case, on a dollar-for-dollar basis by:

(a) 100% of (i) the net cash proceeds of any indebtedness (other than revolving indebtedness) for borrowed money issued by the Company or any of its subsidiaries or (ii) any commitments received by the Company or any of its subsidiaries in respect of indebtedness (other than revolving indebtedness) for borrowed money that are permitted to be used to finance the Acquisition so long as the conditions to borrowing of any such indebtedness on the Acquisition Closing Date are not more restrictive than the conditions to borrowing of the Bridge Facility on the Acquisition Closing Date, including proceeds of the Best Efforts Incremental Facility but excluding (1) any intercompany indebtedness of the Company or any of its subsidiaries, (2) any working capital facilities (including receivables securitization facilities) of the Company or any of its subsidiaries, (3) any commercial paper, (4) capital leases or other indebtedness issued or incurred to finance the acquisition of fixed or capital assets, (5) other indebtedness for borrowed money to be agreed upon and (6) any commitments in respect of or loans incurred under the Backstop Facility;

(b) (i) the incurrence of any revolving indebtedness for borrowed money by the Company or any of its subsidiaries (other than the existing revolving commitments under the Existing Credit Agreement or the Backstop Facility) or (ii) the receipt by the Company or any of its affiliates of revolving commitments in respect of indebtedness for borrowed money (other than commitments in respect of the Facility) that are permitted to be used to finance the Acquisition so long as the conditions to borrowing of such indebtedness on the Acquisition Closing Date are not more restrictive than the conditions to borrowing of the Bridge Facility on the Acquisition Closing Date;

(c) 100% of the net cash proceeds from issuances of new equity (including hybrid instruments) by the Company, excluding (i) equity issuances made pursuant to employee stock plans or employee compensation plans or contributed to pension funds (including any equity securities issued upon conversion or exercise of any of the foregoing), (ii) equity issued to sellers as consideration for any other acquisition by the Company or its subsidiaries, and (iii) equity interests or such other securities issued or transferred as consideration in connection with any acquisition or joint venture arrangement; and

(d) 100% of the net cash proceeds from any non-ordinary course asset sale or other disposition of assets (including as a result of casualty or condemnation) by the Company or any of its subsidiaries; provided that the proceeds of the following transactions shall be excluded (i) each voluntary asset disposition to the extent (x) the aggregate amount of such net cash proceeds of each such asset sale under this clause (i) is less than $10,000,000 and (y) the aggregate amount of such net cash proceeds from all such non-ordinary course asset sales under this clause (i) does not exceed $25,000,000, (ii) any non-ordinary course sale or other disposition that are reinvested, or committed to be reinvested, in assets to be used in the Company’s, within 12 months of receipt of such proceeds, (iii) dispositions of obsolete or worn-out property and property no longer used or useful in the business, (iv) intercompany dispositions, and (v) dispositions by or of foreign subsidiaries to the extent the repatriation of the proceeds of such dispositions would result in material adverse tax consequences as reasonably determined by the Company.

IV.	Certain Conditions

Initial Conditions:

The availability of the initial borrowings and other extensions of credit under the Bridge Facility on the Acquisition Closing Date will be subject only to the conditions set forth in Annex F hereto, subject to the Limited Conditionality Provisions (the date on which such conditions are satisfied and the Bridge Facility becomes effective, the “Bridge Effective Date”).

V.	Certain Documentation Matters

The Bridge Credit Documentation shall contain representations, warranties, covenants and events of default that are consistent with Bridge Documentation Principles, including, without limitation:

Representations and Warranties:

Financial statements; absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law and agreements; corporate power and authority; enforceability of Bridge Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA, plan assets and prohibited transactions; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of disclosure; security interest in Collateral; solvency; anti-corruption laws and sanctions, including policies and procedures with respect thereto; UK law centre of main interests and establishment; affected financial institutions; and Beneficial Ownership Regulation.

Affirmative Covenants:

Delivery of financial statements, reports, projections, officers’ certificates and other information requested by the Bridge Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws (including implementation and maintenance of policies and procedures in respect of anti-

corruption laws and sanctions) and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Bridge Lenders to inspect property and books and records; assurance of accuracy of information; notices of defaults, litigation and other material events; compliance with environmental laws; use of proceeds (including in respect of anti-corruption laws and sanctions); guarantor and foreign pledge requirements; UK law centre of main interests and establishment; and Beneficial Ownership Regulation.

Financial Covenants:

The Company will comply with the following financial covenants:

- Total Net Leverage Ratio. The Company shall maintain a ratio of (a) Consolidated Total Indebtedness minus Qualified Cash to (b) Consolidated EBITDA of not more than 3.50 to 1.00; provided that the Company may, on not more than two (2) occasions during the term of the Bridge Facility, elect to step up the Total Net Leverage Ratio covenant level to 4.00 to 1.00 for four consecutive fiscal quarters in connection with a permitted acquisition occurring during the first of such fiscal quarters if the aggregate consideration paid or to be paid in respect of such acquisition exceeds $200,000,000 (any such election in respect of the maximum Total Net Leverage Ratio being referred to as an “Acquisition Holiday”). Following the Company’s election to utilize an Acquisition Holiday, the Company shall not be permitted to request an additional Acquisition Holiday unless a full fiscal quarter shall have passed since the last day of the prior Acquisition Holiday.

- Interest Coverage Ratio. The Company shall maintain a ratio of Consolidated EBITDA to Consolidated Interest Expense of not less than 3.00 to 1.00.

“Qualified Cash” shall mean, as of any date of determination, the amount by which (a) the aggregate amount of unrestricted cash and Permitted Investments (net of related tax obligations, if any, for repatriation or withholding, and net of any transaction costs or expenses related thereto) that is (i) free and clear of all liens other than Permitted Encumbrances of the Company and its subsidiaries, (ii) not subject to any legal or contractual restrictions on repatriation to the United States at such time and (iii) in a lawful currency that is readily available, freely transferable and able to be converted into dollars, exceeds (b) $15,000,000; provided that in no event shall Qualified Cash exceed $50,000,000.

The definitions of Consolidated Total Indebtedness,

Consolidated EBITDA, Consolidated Interest Expense, Permitted Encumbrances and Permitted Investments shall be consistent with Bridge Documentation Principles.

Financial covenants shall be calculated (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Company or any subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.

Negative Covenants:

Limitations on: indebtedness (which shall be modified from the Existing Credit Agreement, to the extent necessary, to permit each of the Facilities that will be in effect on the Acquisition Closing Date and to permit any obligations outstanding under Permitted Factoring Arrangements (as defined below) to the extent such obligations constitute indebtedness); liens (which shall be modified from the Existing Credit Agreement, to the extent necessary, to permit pari passu liens on the Collateral to secure each of the Facilities that will be in effect on the Acquisition Closing Date, subject to an intercreditor agreement in form and substance reasonably satisfactory to the Bridge Administrative Agent and to permit customary liens under Permitted Factoring Arrangements); mergers, consolidations, liquidations and dissolutions; sales of assets (which shall be modified to permit up to $5 million annually in receivables sales pursuant to existing factoring arrangements of the Target that will survive the Acquisition, on terms and conditions to be mutually agreed including with respect to the limited recourse requirements of such factoring arrangements (such factoring arrangements, the “Permitted Factoring Arrangements”)); dividends and other payments in respect of equity interests; investments, loans, advances, guarantees and acquisitions (which shall be modified (a) to permit (i) the Company’s investment in any non-Loan Party subsidiary that is a buyer under the Acquisition Agreement to the extent necessary to allow such non-Loan Party subsidiary buyer to pay its portion of purchase price consideration for the Acquisition, and (ii) the Company’s guaranty of any non-Loan Party subsidiary’s obligations under the Acquisition Agreement, and (b) to include the Acquisition without any condition within the definition of

“Permitted Acquisition”); optional payments and modifications of subordinated debt instruments; transactions with affiliates; swap agreements; changes in fiscal year; restrictive agreements; non-guarantor subsidiaries; and changes in lines of business.

Events of Default:

Nonpayment of principal when due or nonpayment of any prepayment on the date established by borrower notice; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; Bridge Credit Documentation ceasing to be in full force and effect or any party thereto so asserting, or “default” thereunder which continues beyond any applicable grace period; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; material judgments; a change of control; and failure of valid first-priority liens under pledge agreements or any party thereto so asserting.

Voting:

Amendments and waivers with respect to the Bridge Credit Documentation shall require the approval of Bridge Lenders holding greater than 50% of the aggregate amount of the Bridge Loans and unused commitments under the Bridge Facility, except that (a) the consent of each Bridge Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Bridge Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Bridge Lender’s commitment and (b) the consent of 100% of the Bridge Lenders shall be required with respect to (i) modifications to any of the voting percentages or pro rata sharing provisions or changes to the payment waterfall and (ii) release of the Company as a guarantor and releases of all or substantially all of the Collateral or all or substantially all of the Guarantors.

Assignments and Participations:

The Bridge Lenders shall be permitted to assign (subject, prior to the Bridge Effective Date, to the provisions of the Commitment Letter) to certain eligible assignees all or a portion of their Bridge Loans and commitments with the consent, not to be unreasonably withheld, conditioned, or delayed, of (a) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Bridge Administrative Agent within seven business days after having received notice thereof), unless (i) the assignee is a Bridge Lender, an affiliate of a Bridge Lender or an approved fund or (ii) an Event of Default has occurred and is continuing and (b) the Bridge Administrative Agent. In the case of partial assignments (other than to another Bridge Lender, to an affiliate of a Bridge Lender or an approved fund), the minimum assignment amount shall be $5,000,000, unless otherwise agreed by the Company and the Administrative Agent.

The Bridge Lenders shall also be permitted to sell participations in their Bridge Loans. Participants shall have the same benefits as the Bridge Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Bridge Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Bridge Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Bridge Facility only upon request.

Yield Protection:

The Bridge Credit Documentation shall contain customary provisions (a) protecting each Bridge Lender against increased costs or loss of yield (as reasonably determined by such Bridge Lender which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Bridge Lender under documentation having increased cost and yield protection provisions similar to those set forth in the Bridge Credit Documentation after consideration of such factors as such Bridge Lender then reasonably determines to be relevant) resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Bridge Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Term Benchmark Loan (as defined in Annex I) on a day other than the last day of an Interest Period (as defined in Annex I) with respect thereto.

Limitation of Liability, Expenses and Indemnification:

The Bridge Administrative Agent, the Bridge Lead Arranger and the Bridge Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) shall not have any Liabilities (as defined below), on any theory of liability, for any special, indirect, consequential or punitive damages incurred by the Company or any of its subsidiaries arising out of, in connection with, or as a result of, the Bridge Facility or the Bridge Credit Documentation. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

The Bridge Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Bridge Administrative Agent and the Bridge Lead Arranger and its affiliates associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Bridge Administrative Agent and the Bridge Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Bridge Credit Documentation.

The Bridge Administrative Agent, the Bridge Lead Arranger and the Bridge Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) (each an “Indemnified Person”) will be indemnified and held harmless against, any Liabilities or expenses (including the fees, disbursements and other charges of counsel) incurred by such Indemnified Person in connection with or as a result of (i) the execution and delivery of the Bridge Credit Documentation and any agreement or instrument contemplated thereby; (ii) the funding of the Bridge Facility or the use or proposed use of proceeds thereof; (iii) any act or omission of the Bridge Administrative Agent in connection with the administration of the Bridge Credit Documentation; (iv) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Company or any of its subsidiaries, or any environmental liability resulting from the handling of hazardous materials or violation of environmental laws, related in any way to the Company or any of its subsidiaries; and (v) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each, a “Proceeding”) in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by the Company, its affiliates or equity holders or any other party; provided that such indemnification shall not, as to any Indemnified Person, be available to the extent that such Liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from (i) the gross negligence or willful misconduct of such Indemnified Person in performing its activities or in furnishing its commitments or services under the Bridge Credit Documentation or (ii) the material breach of the obligations of such Indemnified Person under the Bridge Credit Documentation.

Defaulting Lenders, EU and UK Bail-In, ERISA Fiduciary Status, Delaware Divisions, QFC Stay Regulations and Erroneous Payments:

The Bridge Credit Documentation will contain customary provisions in respect of defaulting lenders, European Union/United Kingdom bail-in, lender representations as to fiduciary status under ERISA, divisions and plans of division under Delaware law, qualified financial contracts and erroneous payments.

Governing Law and Forum:

State of New York; provided that (i) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of the inaccuracy thereof you (or your affiliate) have the right to terminate your (or its) obligations under the Acquisition Agreement, or decline to close under the Acquisition Agreement or consummate the Acquisition and (ii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed in accordance with, the laws of England and Wales, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of England and Wales or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the laws of England of Wales. Forum shall be the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof.

Counsel to the Administrative Agent and JPMorgan:	Sidley Austin LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	The Bridge Borrower may elect that the Bridge Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or the Adjusted Term SOFR Rate plus the Applicable Margin.
Adjusted Daily Simple SOFR shall only be available as a fallback rate.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted Term SOFR Rate for a one month Interest Period plus 1%. If the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.

“Adjusted Daily Simple SOFR Rate” means, for any day, Daily Simple SOFR, plus 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Adjusted Term SOFR Rate” means the Term SOFR Rate, plus 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Daily Simple SOFR” means, for any day, SOFR, with a 5 RFR Business Day lookback.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Floor” means the benchmark rate floor, if any, provided in the Bridge Credit Documentation initially (as of the execution of the Bridge Credit Documentation, the modification, amendment or renewal of the Bridge Credit Documentation or otherwise) with respect to the Adjusted Term SOFR Rate and the RFR Rate, as applicable. For the avoidance of doubt, the initial Floor for each of Adjusted Term SOFR Rate and the RFR Rate shall be 0%.

“Interest Period” means, with respect to any Term Benchmark, a period of one, three or six months.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of calculating such rate.

“RFR Rate” when used in reference to any Bridge Loan or borrowing, refers to whether such Bridge Loan, or the Bridge Loans comprising such borrowing, bear interest at a rate determined by reference to the Adjusted Daily Simple SOFR Rate.

“RFR Business Day” means a U.S. Government Securities Business Day.

“SOFR” means, with respect to any business day, a rate per annum equal to the secured overnight financing rate for such business day published by the NYFRB on the NYFRB’s website on the immediately succeeding business day.

“Term Benchmark” when used in reference to any Bridge Loan or borrowing, refers to whether such Bridge Loan, or the Bridge Loans comprising such borrowing, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark borrowing denominated in U.S. Dollars for any Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period,

the rate per annum published by the CME Term SOFR Administrator and identified by the Bridge Administrative Agent as the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

The Bridge Credit Documentation will contain provisions consistent with Bridge Documentation Principles with respect to a replacement of any Term Benchmark or RFR Rate.

Interest Payment Dates:	In the case of Bridge Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Bridge Loans bearing interest based upon a Term Benchmark (“Term Benchmark Loans”), on the last day of each relevant Interest Period and, in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period.

In the case of Bridge Loans bearing interest based upon an RFR Rate (“RFR Loans”), monthly in arrears.

Bridge Facility Duration Fees:

If the Bridge Loans are funded on the Acquisition Closing Date, you agree to pay to each Bridge Lender a duration fee (the “Bridge Facility Duration Fee”) equal to (i) 0.50% of the aggregate principal amount of the Bridge Loans of such Bridge Lender outstanding on the date that is 90 days after the Acquisition Closing Date, which shall be due and payable in full in cash on such date (or if such date is not a business day, the next business day), (ii) 0.75% of the aggregate principal amount of the Bridge Loans of such Bridge Lender outstanding on the date that is 180 days after the Acquisition Closing Date, which shall be due and payable in full in cash on such date (or if such date is not a business day, the next business day) and (iii) 1.00% of the aggregate principal amount of the Bridge Loans of such Bridge Lender outstanding on the date that is 270 days after the Acquisition Closing Date, which shall be due and payable in cash on such date (or if such date is not a business day, the next business day).

Default Rate:

At any time when the Bridge Borrower is in default in the payment of any amount of principal due under the Bridge Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Bridge Loans bearing interest based on the Alternate Base Rate when based on the Prime Rate) for actual days elapsed.

Annex I-A

Pricing Grid

Pricing Level	Total Net Leverage Ratio	Applicable Margin for Term Benchmark Loans and RFR Loans (subject to increase as provided below)	Applicable Margin for ABR Loans (subject to increase as provided below)
Level I	< 1.00 to 1.00	1.50%	0.50%
Level II	> 1.00 to 1.00 but < 1.75 to 1.00	1.625%	0.625%
Level III	> 1.75 to 1.00 but < 2.50 to 1.00	1.75%	0.75%
Level IV	> 2.50 to 1.00 but < 3.25 to 1.00	2.00%	1.00%
Level V	> 3.25 to 1.00	2.25%	1.25%

If the Bridge Loans are not repaid in full within 90 days following the Acquisition Closing Date, each of the Applicable Margins set forth above will increase by 0.25% at the end of such 90-day period and will increase by an additional 0.25% at the end of each 90-day period thereafter.

If at any time the Company fails to deliver the quarterly or annual financial statements or certificates required under the Bridge Credit Documentation on or before the date such statements or certificates are due, Pricing Level V shall be deemed applicable for the period commencing three (3) business days after such required date of delivery and ending on the date which is three (3) business days after such statements or certificates are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable.

Except as otherwise provided in the paragraph below, adjustments, if any, to the Pricing Level then in effect shall be effective three (3) business days after the Bridge Administrative Agent has received the applicable financial statements and certificates (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding the foregoing, the opening Pricing Level shall be based on Pricing Level IV until the Bridge Administrative Agent’s receipt of the applicable financial statements for the Company’s first fiscal quarter ending after the Bridge Effective Date and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

Exhibit D

Project Poseidon
Reflecting $350,000,000 Best Efforts Incremental Facility and other Amendments to Existing Facility

Capitalized terms used but not defined in this Exhibit D have the meanings set forth in the Commitment Letter to which this Exhibit D is attached or in the other Exhibits thereto (including, in each case, any schedules or annexes thereto).

ESCO TECHNOLOGIES INC.

(AS AMENDED) AMENDED AND RESTATED SENIOR CREDIT FACILITY

Summary of Terms and Conditions

July 8, 2024

I.	Parties

Borrowers:

Borrowers under the Amended Existing Facility will be ESCO Technologies Inc. (the “Company”), ESCO UK Holding Company I Ltd., ESCO UK Global Holdings Ltd. and certain other foreign subsidiaries of the Company requested by the Company and approved by the Existing Facility Administrative Agent and the Lenders (the “Foreign Borrowers” and collectively with the Company, the “Borrowers”); provided that (a) Doble Lemke GmbH (f/k/a ESCO European Holding GmbH), a German company, and one or more additional U.K. subsidiaries of the Company, shall be eligible as Foreign Borrowers, subject to the satisfaction of certain conditions substantially consistent with those set forth in the Existing Credit Agreement (as defined below) but without approval by the Lenders and (b) the Company shall be the sole Borrower under the Best Efforts Incremental Facility.

Guarantors:

(a) The Company (with respect to the obligations of the Foreign Borrowers and certain interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Lender or any affiliate thereof by any subsidiary of the Company), (b) the other Borrowers and (c) each of the Company’s material direct and indirect subsidiaries (with materiality defined substantially as set forth in the Existing Credit Agreement and any other subsidiary of the Company that guarantees indebtedness of the Company (collectively, the “Guarantors”), shall unconditionally guaranty all of the Borrowers’ obligations under and in connection with the Amended Existing Facility (as defined below) and certain interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Lender or any affiliate thereof; provided that if a guaranty by a Foreign Borrower or a foreign subsidiary (or a domestic subsidiary of another foreign subsidiary) of the obligations of the Company or any domestic subsidiary would be likely to give rise to an adverse tax or accounting consequence, such guaranty shall either not be required or shall be limited to the obligations of the Foreign Borrowers. In addition, the Amended Existing Facility Credit Documentation (as defined below) will contain the Existing Facility Administrative Agent’s standard carve-outs for guarantees of (and collateral support for) certain swap obligations by subsidiaries that are not eligible contract participants under the Commodity Exchange Act. Notwithstanding the foregoing, additional foreign subsidiaries may be excluded from the guarantee requirements in circumstances where the Existing Facility Administrative Agent reasonably determines that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Collateral:

The obligations of the Borrowers and the Guarantors under the Amended Existing Facility shall be secured by a pledge of, and first priority perfected security interest in 100% of the equity interests of each of the Borrowers’ and Guarantors’ existing and future direct and indirect material foreign subsidiaries; provided, that if a pledge of 100% of the voting shares of equity interests of any such material foreign subsidiary would be likely to give rise to an adverse tax or accounting consequence, such pledge shall be limited to 65% of the voting equity interests of the first-tier foreign subsidiary in the relevant ownership chain. All of the collateral security described above is referred to collectively as the “Collateral.” The Collateral will also secure certain interest rate swaps, currency or other hedging obligations and banking services obligations owing to any Lender or any affiliate thereof. Notwithstanding the foregoing, equity interests of certain material foreign subsidiaries may be excluded from the collateral in circumstances where the Existing Facility Administrative Agent reasonably determines that the cost of providing a pledge of such equity interests is excessive in relation to the value afforded thereby. The obligations under any other Facilities shall be permitted to be secured by pari passu liens on the Collateral, subject to an intercreditor agreement reasonably satisfactory to the Existing Facility Administrative Agent.

Joint Lead Arrangers and Joint Bookrunners:

With respect to the Revolving Credit Facility (as defined below), as set forth in the Existing Credit Agreement, and with respect to the Best Efforts Incremental Facility, JPMorgan and an additional arranger (if any) to be agreed between the Company and JPMorgan (collectively with JPMorgan, in such capacity, the “Best Efforts Incremental Lead Arrangers” and, together with any other arrangers under the Amended Credit Facility, the

“Lead Arrangers”).

	Administrative Agent:	JPMorgan (in such capacity, the “Existing Facility Administrative Agent”).

Lenders:

A syndicate of banks, financial institutions and other entities, including JPMorgan, which, in the case of the Best Efforts Incremental Facility, shall be arranged by the Best Efforts Incremental Lead Arrangers in consultation with the Company (collectively, the “Lenders”).

Documentation Principles:

The documentation in respect of the Amended Existing Facility (the “Amended Existing Facility Credit Documentation”) shall contain provisions substantially similar to those set forth in (i) the Existing Credit Agreement and (ii) the other Loan Documents executed and delivered in connection therewith. The Amended Existing Facility shall be documented in an amendment to the Existing Credit Agreement.

As used herein, the phrase “substantially similar to the Existing Credit Agreement” or references to being the “same” as the Existing Credit Agreement means substantially the same as the Existing Credit Agreement, with only such changes and modifications that are necessary or appropriate to (i) reflect the terms of this term sheet, (ii) reflect any changes in law, documentation policies or accounting standards since the date of the Existing Credit Agreement, (iii) reflect the Existing Facility Administrative Agent’s current agency and back-office practices and operations (including, without limitation, the Existing Facility Administrative Agent’s customary provisions in respect of benchmark replacement), in each case as reasonably agreed to by the Company, and (iv) effect such other changes as are mutually agreeable to the parties to the Amended Existing Facility Credit Documentation whose consent is required to effect such modifications.

The principles set forth above constitute the “Amended Existing Facility Documentation Principles”.

II.	Revolving Credit Facility

Type and Amount of Facility:

Five-year revolving credit facility (the “Revolving Credit Facility”) in the initial U.S. Dollar equivalent amount of $500,000,000 (the loans thereunder, the “Revolving Credit Loans”). Up to the U.S. Dollar equivalent of $75,000,000 of the Revolving Credit Facility, which may be increased with the use of the Expansion Feature described below (the “Foreign Currency Sublimit”) shall be made available by all of the Lenders in euro, pounds sterling and such other foreign currencies as may be agreed to by the Existing Facility Administrative Agent and the Lenders so long as such currencies remain freely transferable and convertible into U.S. Dollars (collectively with U.S. Dollars, the “Agreed Currencies”).

Availability:

The Revolving Credit Facility shall be available on a revolving basis during the period commencing on the “Effective Date” (as defined in the Existing Credit Agreement and ending on August 30, 2028, being the fifth anniversary thereof (the “Revolving Credit Termination Date”).

Letters of Credit:

A portion of the Revolving Credit Facility not in excess of the U.S. Dollar equivalent of $40,000,000 (the “Overall LC Sublimit”) shall be available for the issuance of letters of credit (the “Letters of Credit”) by each of JPMorgan and additional Lenders to be named, each having an individual Letter of Credit commitment of $10,000,000 (each in such capacity, an “Issuing Lender”), with the portion of the Overall LC Sublimit in excess of such Letter of Credit commitments being available for the issuance of Letters of Credit at the discretion of any Issuing Lender, in each case for the account of any Borrower or subsidiary in Agreed Currencies and such other currencies as shall be acceptable to the applicable Issuing Lender (subject to the Foreign Currency Sublimit); provided, that the Lenders shall participate in U.S. Dollars for any Letter of Credit issued by an Issuing Lender in any currency that is not an Agreed Currency. No Letter of Credit shall have an expiration date after the earlier of (a) three years after the date of issuance and (b) three years after the Revolving Credit Termination Date; provided, that, (i) no Letters of Credit shall have an expiration date after the Revolving Credit Termination Date without the consent of the applicable Issuing Lender, (ii) not later than ten (10) business days prior to the Revolving Credit Termination Date, the Company shall cash collateralize all Letters of Credit with an expiration date after the Revolving Credit Termination Date in an amount equal to 105% of the aggregate face amount of all such Letters of Credit that are to remain outstanding on the Revolving Credit Termination Date, and (iii) the expiration date of Letters of Credit to be issued to banks in India may be later than the earlier of (a) three years after the date of issuance and (b) three years after the Revolving Credit Termination Date, subject to the consent and cash collateralization requirements set forth in the immediately preceding clauses (i) and (ii).

Drawings under any Letter of Credit shall be reimbursed by the relevant Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that any Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.

Swing Line Loans:

A portion of the Revolving Credit Facility not in excess of $50,000,000 shall be available, at the discretion of JPMorgan (in such capacity, the “Swing Line Lender”), for swing line loans to the Company in U.S. Dollars (the “Swing Line Loans”) from the Swing Line Lender on same-day notice. Any such Swing Line Loans will reduce availability under the Revolving Credit Facility (including in respect of the Swing Line Lender’s individual revolving commitment) on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire, under certain circumstances, an irrevocable and unconditional pro rata participation in each Swing Line Loan.

	Maturity:	The Revolving Credit Termination Date.

Purpose:

The proceeds of the Revolving Credit Loans shall be used to refinance existing indebtedness and for general corporate purposes of the Company and its subsidiaries, including, without limitation, to fund all or a portion of the purchase price of acquisitions permitted under the Credit Agreement.

III.	Best Efforts Delayed Draw Incremental Term Loan Facility

Type and Amount of Facility

An incremental term loan facility (the “Best Efforts Incremental Facility”, and together with the Revolving Credit Facility, after giving effect to the terms reflected herein, the “Amended Existing Facility”) in the amount of up to $350,000,000 (the “Best Efforts Incremental Term Loan Commitment”, and the loans thereunder, the “Best Efforts Incremental Term Loans”, and together with the Revolving Credit Loans and Swing Line Loan, the “Loans”). The Best Efforts Incremental Facility shall be implemented pursuant to Section 2.09 of the Existing Credit Agreement.

Availability:

The Best Efforts Incremental Facility shall be made available to the Company in a single drawing during the period (the “Best Efforts Incremental Term Loan Availability Period”) commencing on the Amended Existing Facility Effective Date (as defined below) and ending on May 23, 2025 (which is the last “Reporting Period End Date” under and as defined in the Acquisition Agreement) (or any earlier termination of the Best Efforts Incremental Commitments) upon satisfaction (or waiver by the requisite Lenders) of the “Best Efforts Incremental

Facility Conditions” described in Section VI below.

Any unused portion of the Best Efforts Incremental Term Loan Commitment shall terminate on a dollar-for-dollar basis with any funding of Best Effort Incremental Term Loans (immediately after giving effect thereto).

Amounts repaid or prepaid in respect of the Best Efforts Incremental Term Loans may not be reborrowed.

Amortization:

The Best Efforts Incremental Term Loans will amortize in equal quarterly installments in an aggregate annual amount equal to the percentage set forth below of the original principal amount of the Best Efforts Incremental Term Loans, commencing on the last day of the first full fiscal quarter ending after the date on which the Best Efforts Incremental Term Loans are drawn:

For the first twelve (12) quarters following the Amended Existing Facility Effective Date (as defined below): 1.25% per quarter.

For all remaining quarters until the maturity date (as specified in the immediately following row): 1.875% per quarter.

	Maturity:	The Best Efforts Incremental Facility will mature on August 30, 2028. The remaining aggregate principal amount of the Best Efforts Incremental Term Loans will be repayable at maturity.
	Purpose:	The proceeds of the Best Efforts Incremental Term Loans shall be used to finance the Acquisition and Transaction Expenses.

IV.	Expansion Feature

Future Incremental Loans and Commitments:

The Company may, at its option and consistent with the Amended Existing Facility Documentation Principles, request to increase the aggregate amount of the Revolving Credit Facility or obtain incremental term loans in an amount up to the U.S. Dollar equivalent of $250,000,000 in any Agreed Currency without the consent of any Lenders not participating in such increase. The requested increase(s) may be assumed by one or more existing lenders and/or by other financial institutions, as agreed by the Company and the Existing Facility Administrative Agent; provided, that the incremental facility provisions shall be modified to permit (i) the Best Efforts Incremental Facility to be in the form of a delayed draw term loan, (ii) the conditions to the Best Efforts Incremental Term Loans to be limited to the conditions set forth in Exhibit F hereto, subject to the Limited Conditionality Provisions and (iii) the incremental basket to be increased to an amount sufficient to permit the full amount of the Best Efforts Incremental Term Loans and to be replenished to an aggregate amount of $250,000,000 as contemplated above immediately following the Acquisition Closing Date and the funding of the Best Efforts Incremental Term Loans,

V.	Certain Payment Provisions

	Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:

Loans may be prepaid and commitments under the Revolving Credit Facility and Best Efforts Incremental Facility may be reduced by the Company in minimum amounts consistent with the Amended Existing Facility Documentation Principles.

Mandatory Prepayments:

Revolving Credit Loans will be required to be prepaid if the aggregate revolving credit exposure under the Revolving Credit Facility exceeds the aggregate commitments thereunder and if such exposure in Agreed Currencies other than U.S. Dollars exceeds the Foreign Currency Sublimit; provided that if such excess is caused by fluctuations in foreign currency exchange rates, (i) no such prepayment will be required to the extent such exposure in Agreed Currencies other than U.S. Dollars is not more than 105% of the Foreign Currency Sublimit or to the extent the aggregate revolving credit exposure under the Revolving Credit Facility is not more than 105% of the aggregate commitments thereunder and (ii) such excess will be calculated as of (a) each date of a borrowing, conversion, or continuation of any Revolving Credit Loan, and each date of issuance (or amendment that increases the face amount) of any Letter of Credit, (b) with respect to any RFR Loan (as defined on Annex I), on each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such RFR Loan (or, if there is no such numerically corresponding day, the last day of such month), (c) with respect to any Letter of Credit, the first business day of each calendar month, and (d) any additional date as the Existing Facility Administrative Agent may determine during the continuation of an event of default.

VI.	Certain Conditions

Amended Credit Facility Conditions:

The effectiveness of the Amended Credit Facility will be conditioned upon conditions to be agreed, including consent of the Best Efforts Incremental Lenders, the Existing Required Lenders and the Existing Facility Administrative Agent (the date on which such conditions are satisfied and the Amended Credit Facility becomes effective, the “Amended Existing Facility Effective Date”).

	Best Efforts Incremental Term Loan and certain	The availability of the borrowings under either the Best Efforts Incremental Term Loan Facility or under the Revolving Credit

Revolving Credit Loan Conditions:

Facility (solely to the extent used to finance the Acquisition and Transaction Expenses) on the Acquisition Closing Date will be conditioned only upon satisfaction (or waiver by the requisite Lenders) of the conditions set forth in Exhibit F hereto and the Limited Conditionality Provisions.

On-Going Conditions:

The making of each extension of credit (other than the Best Efforts Incremental Term Loans and any Revolving Credit Loans used to finance the Acquisition and Transaction Expenses on the Acquisition Closing Date) shall be conditioned upon (a) the accuracy of all representations and warranties in all material respects (or in all respects if such representation and warranty is qualified by “material” or “material adverse effect”) in the Amended Existing Facility Credit Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Amended Existing Facility Credit Documentation a “material adverse change” shall mean any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, operations or financial condition of the Company and its subsidiaries taken as a whole, (b) the ability of any Borrower to perform any of its obligations under the Amended Existing Facility Credit Documentation or (c) the validity or enforceability of any of the Amended Existing Facility Credit Documentation or the rights or remedies of the Existing Facility Administrative Agent and the Lenders thereunder.

VII.Certain Documentation Matters

The Amended Existing Facility Credit Documentation shall contain representations, warranties, covenants and events of default that are consistent with Amended Existing Facility Documentation Principles, including, without limitation:

Representations and Warranties:

Financial statements; absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law and agreements; corporate power and authority; enforceability of Amended Existing Facility Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA, plan assets and prohibited transactions; Investment Company Act; subsidiaries; environmental matters; labor matters; accuracy of disclosure; security interest in Collateral; solvency; anti-corruption laws and sanctions, including policies and procedures with respect thereto; UK law centre of main interests and establishment;

affected financial institutions; and Beneficial Ownership Regulation.

Affirmative Covenants:

Delivery of financial statements, reports, projections, officers’ certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws (including implementation and maintenance of policies and procedures in respect of anti-corruption laws and sanctions) and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; assurance of accuracy of information; notices of defaults, litigation and other material events; compliance with environmental laws; use of proceeds (including in respect of anti-corruption laws and sanctions); guarantor and foreign pledge requirements; UK law centre of main interests and establishment; and Beneficial Ownership Regulation.

Financial Covenants:

The Company will comply with the following financial covenants:

- Total Net Leverage Ratio.  The Company shall maintain a ratio of (a) Consolidated Total Indebtedness minus Qualified Cash to (b) Consolidated EBITDA of not more than 3.50 to 1.00; provided that the Company may, on not more than two (2) occasions during the term of the Amended Existing Facility, elect to step up the Total Net Leverage Ratio covenant level to 4.00 to 1.00 for four consecutive fiscal quarters in connection with a permitted acquisition occurring during the first of such fiscal quarters if the aggregate consideration paid or to be paid in respect of such acquisition exceeds $200,000,000 (any such election in respect of the maximum Total Net Leverage Ratio being referred to as an “Acquisition Holiday”). Following the Company’s election to utilize an Acquisition Holiday, the Company shall not be permitted to request an additional Acquisition Holiday unless a full fiscal quarter shall have passed since the last day of the prior Acquisition Holiday.

- Interest Coverage Ratio.  The Company shall maintain a ratio of Consolidated EBITDA to Consolidated Interest Expense of not less than 3.00 to 1.00.

“Qualified Cash” shall mean, as of any date of determination, the amount by which (a) the aggregate amount of unrestricted cash and Permitted Investments (net of related tax obligations, if any, for repatriation or withholding, and net of any transaction costs or expenses related thereto) that is (i) free and clear of all liens other than Permitted Encumbrances of the Company and its subsidiaries, (ii) not subject to any legal or contractual restrictions on repatriation to the United States at such time and (iii) in a lawful currency that is readily available, freely transferable and able to be converted into dollars, exceeds (b) $15,000,000; provided that in no event shall Qualified Cash exceed $50,000,000.

The definitions of Consolidated Total Indebtedness, Consolidated EBITDA, Consolidated Interest Expense, Permitted Encumbrances and Permitted Investments shall be substantially similar to the definitions for such terms in the Existing Credit Agreement.

Financial covenants shall be calculated (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Company or any subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.

Negative Covenants:

Limitations on: indebtedness (which shall be modified from the Existing Credit Agreement, to the extent necessary, to permit each of the Facilities that will be in effect on the Acquisition Closing Date and to permit any obligations outstanding under Permitted Factoring Arrangements (as defined below) to the extent such obligations constitute indebtedness); liens (which shall be modified from the Existing Credit Agreement, to the extent necessary, to permit pari passu liens on the Collateral to secure each of the Facilities that will be in effect on the Acquisition Closing Date, subject to an intercreditor agreement in form and substance reasonably satisfactory to the Existing Facility Administrative Agent and to permit customary liens under Permitted Factoring Arrangements); mergers, consolidations, liquidations and dissolutions; sales of assets (which shall be modified to permit up to $5 million annually in receivables sales pursuant to existing factoring arrangements of the Target that will survive the Acquisition, on terms and conditions to be mutually agreed including with respect to the limited recourse requirements of such factoring arrangements

(such factoring arrangements, the “Permitted Factoring Arrangements”)); dividends and other payments in respect of equity interests; investments, loans, advances, guarantees and acquisitions (which shall be modified (a) to permit (i) the Company’s investment in any non-Loan Party subsidiary that is a buyer under the Acquisition Agreement to the extent necessary to allow such non-Loan Party subsidiary buyer to pay its portion of purchase price consideration for the Acquisition, and (ii) the Company’s guaranty of any non-Loan Party subsidiary’s obligations under the Acquisition Agreement, and (b) to include the Acquisition without any condition within the definition of “Permitted Acquisition”); optional payments and modifications of subordinated debt instruments; transactions with affiliates; swap agreements; changes in fiscal year; restrictive agreements; non-guarantor subsidiaries; and changes in lines of business.

Events of Default:

Nonpayment of principal or Letter of Credit reimbursement when due or nonpayment of any prepayment on the date established by Borrower notice; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; Amended Existing Facility Credit Documentation ceasing to be in full force and effect or any party thereto so asserting, or “default” thereunder which continues beyond any applicable grace period; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; material judgments; a change of control; and failure of valid first-priority liens under pledge agreements or any party thereto so asserting.

Voting:

Amendments and waivers with respect to the Amended Existing Facility Credit Documentation shall require the approval of Lenders holding greater than 50% of the aggregate amount of the Revolving Credit Loans, Best Efforts Incremental Term Loans, participations in Letters of Credit and Swing Line Loans and unused commitments under the Revolving Credit Facility and the Best Efforts Incremental Facility, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages or pro rata sharing provisions or changes to the payment waterfall and (ii) release of the Company as a guarantor and releases of all or substantially all of the Collateral or all or substantially all of the Guarantors.

Assignments and Participations:	The Lenders shall be permitted to assign to certain eligible assignees all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, conditioned, or delayed, of (a) the Company (provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Existing Facility Administrative Agent within seven business days after having received notice thereof), unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an Event of Default has occurred and is continuing, (b) the Existing Facility Administrative Agent, and (c) in the case of an assignment under the Revolving Credit Facility, the Issuing Lender and the Swing Line Lender. In the case of partial assignments (other than to another Lender, to an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $5,000,000 for assignments under the Revolving Credit Facility and $1,000,000 for assignments of Best Efforts Incremental Term Loans, unless otherwise agreed by the Company and the Existing Facility Administrative Agent.

The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under “Voting” above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Amended Existing Facility only upon request.

Yield Protection:

The Amended Existing Facility Credit Documentation shall contain customary provisions (a) protecting each Lender against increased costs or loss of yield (as reasonably determined by such Lender which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender under documentation having increased cost and yield protection provisions similar to those set forth in the Amended Existing Facility Credit Documentation after consideration of such factors as such Lender then reasonably determines to be relevant) resulting from changes in reserve, tax, capital adequacy, liquidity and other requirements of law (including reflecting that both (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall, in the case of each of the foregoing clause (x) and clause (y), be deemed to be a change in law regardless of the date enacted, adopted, issued or implemented) and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Term Benchmark Loan (as defined in Annex I) on a day other than the last day of an Interest Period (as defined in Annex I) with respect thereto.

Limitation of Liability, Expenses and Indemnification:

The Existing Facility Administrative Agent, the Lead Arrangers, the Lenders and the Issuing Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) shall not have any Liabilities (as defined below), on any theory of liability, for any special, indirect, consequential or punitive damages incurred by the Company or any of its subsidiaries arising out of, in connection with, or as a result of, the Amended Existing Facility or the Amended Existing Facility Credit Documentation. As used herein, the term “Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

The Borrowers shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arrangers and their affiliates associated with the syndication of the Amended Existing Facility and the preparation, execution, delivery and administration of the Amended Existing Facility Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Existing Facility Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Amended Existing Facility Credit Documentation.

The Existing Facility Administrative Agent, the Lead Arrangers, the Lenders and the Issuing Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) (each an “Indemnified Person”) will be indemnified and held harmless against, any Liabilities or expenses (including the fees, disbursements and other charges of counsel) incurred by such Indemnified Person in connection with or as a result of (i) the execution and delivery of the Amended Existing Facility Credit Documentation and any agreement or instrument contemplated thereby; (ii) the funding of the Amended Existing Facility, issuance of letters of credit thereunder, or the use or proposed use of proceeds thereof; (iii) any act or omission of the Existing Facility Administrative Agent in connection with the administration of the Amended Existing Facility Credit Documentation; (iv) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the Company or any of its subsidiaries, or any environmental liability resulting from the handling of hazardous materials or violation of environmental laws, related in any way to the Company or any of its subsidiaries; and (v) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each, a “Proceeding”) in any jurisdiction relating to any of the foregoing (including in relation to enforcing the terms of the limitation of liability and indemnification referred to above), regardless of whether or not any Indemnified Person is a party thereto and whether or not such Proceeding is brought by the Company, its affiliates or equity holders or any other party; provided that such indemnification shall not, as to any Indemnified Person, be available to the extent that such Liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Person in performing its activities or in furnishing its commitments or services under the Amended Existing Facility Credit Documentation.

Defaulting Lenders, EU and UK Bail-In, ERISA Fiduciary Status, Delaware Divisions, QFC Stay Regulations and Erroneous Payments:

The Amended Existing Facility Credit Documentation will contain customary provisions in respect of defaulting lenders, European Union/United Kingdom bail-in, Lender representations as to fiduciary status under ERISA, divisions and plans of division under Delaware law, qualified financial contracts and erroneous payments.

Governing Law and Forum:

State of New York. Forum shall be the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof; provided that (i) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of the inaccuracy thereof you (or your affiliate) have the right to terminate your (or its) obligations under the Acquisition Agreement, or decline to close under the Acquisition Agreement or consummate the Acquisition and (ii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement shall, in each case, be governed by, and construed in accordance with, the laws of England and Wales, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of England and Wales or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the laws of England of Wales.

Counsel to the Administrative Agent and JPMorgan:	Sidley Austin LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:	Each Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

With respect to Loans in U.S. Dollars: the ABR plus the Applicable Margin; or

the Adjusted Term SOFR Rate plus the Applicable Margin;

With respect to Loans in Euro:

the Adjusted EURIBOR Rate plus the Applicable Margin.

With respect to Loans in Pounds Sterling:

the Daily Simple SONIA Rate plus the Applicable Margin.

provided, that (a) the Best Efforts Incremental Term Loans shall be denominated in U.S. Dollars and (b) all Swing Line Loans shall be denominated in U.S. Dollars and bear interest based upon the ABR. Adjusted Daily Simple SOFR shall only be available as a fallback rate.

As used herein:

“ABR” means the highest of (i) the rate of interest last quoted by The Wall Street Journal in the U.S. as the prime rate in effect (the “Prime Rate”), (ii) the NYFRB Rate from time to time plus 0.5% and (iii) the Adjusted Term SOFR Rate for a one month Interest Period plus 1%. If the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00%.

“Adjusted Daily Simple SOFR Rate” means, for any day, Daily Simple SOFR, plus 0.10%; provided that if the Adjusted Daily Simple SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Adjusted EURIBOR Rate” means the EURIBOR Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Adjusted Term SOFR Rate” means the Term SOFR Rate, plus 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Daily Simple SOFR” means, for any day, SOFR, with a 5 RFR Business Day lookback.

“Daily Simple SONIA Rate” means, for any day, SONIA, with a 5 RFR Business Day lookback; provided that if the Daily Simple SONIA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of calculating such rate.

“EURIBOR Rate” means, for any day and time, with respect to any Term Benchmark borrowing denominated in Euro for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters published at approximately 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Existing Facility Administrative Agent may specify another page or service displaying the relevant rate.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of calculating such rate.

“Floor” means the benchmark rate floor, if any, provided in the Amended Existing Facility Credit Documentation initially (as of the execution of the Amended Existing Facility Credit Documentation, the modification, amendment or renewal of the Amended Existing Facility Credit Documentation or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate each RFR Rate or the central bank rate (as defined in the Amended Existing Facility Credit Documentation), as applicable. For the avoidance of doubt, the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, each RFR Rate or the central bank rate shall be 0%.

“Interest Period” means, with respect to any Term Benchmark a period of one, three or six months.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of calculating such rate.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar transactions denominated in U.S. Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“RFR Rate” when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, bear interest at a rate determined by reference to the Adjusted Daily Simple SOFR Rate or the Daily Simple SONIA Rate.

“RFR Business Day” means, for any Loan denominated in (a) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London and (b) Dollars, a U.S. Government Securities Business Day.

“SOFR” means, with respect to any business day, a rate per annum equal to the secured overnight financing rate for such business day published by the NYFRB on the NYFRB’s website on the immediately succeeding business day.

“SONIA” means, with respect to any business day, a rate per annum equal to the Sterling Overnight Index Average for such business day published by the Bank of England (or any successor administrator of the Sterling Overnight Index Average) on its website.

“TARGET Day” means any day on which the real time gross settlement system operated by the Eurosystem, or any successor system, is open for the settlement of payments in Euro.

“Term Benchmark” when used in reference to any Loan or borrowing, refers to whether such Loan, or the Loans comprising such borrowing, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate or the Adjusted EURIBOR Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark borrowing denominated in U.S. Dollars for any Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Existing Facility Administrative Agent as the forward-looking term rate based on SOFR.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

The Amended Existing Facility Credit Documentation will contain provisions consistent with Amended Existing Facility Documentation Principles with respect to a replacement of any Term Benchmark or RFR Rate.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon a Term Benchmark (“Term Benchmark Loans”), on the last day of each relevant Interest Period and, in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period.

In the case of Loans bearing interest based upon an RFR Rate (“RFR Loans”), monthly in arrears.

Facility Fees:

The Borrowers shall pay a facility fee calculated at the rate prescribed in the pricing grid attached hereto as Annex I-A on the aggregate amount of the Revolving Credit Facility (whether drawn or undrawn),payable ratably to Lenders under the Revolving Credit Facility quarterly in arrears.

Best Efforts Incremental Term	The Company shall pay a ticking fee calculated at the rate prescribed in

Loan Ticking Fees:

the pricing grid attached hereto as Annex I-A on the average daily unused portion of the Best Efforts Incremental Term Loan Commitment, payable ratably to Lenders under the Best Efforts Incremental Term Loan Facility from the date that is 90 days after the Amended Existing Facility Effective Date until the termination or expiration of all of the Best Efforts Incremental Term Loan Commitments, quarterly in arrears.

Letter of Credit Fees:

The Borrowers shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Term Benchmark Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders under the Revolving Facility and shall be payable quarterly in arrears.

A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:

At any time when any Borrower is in default in the payment of any amount of principal due under the Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:

All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of Loans bearing interest based on the Daily Simple SONIA Rate or the Alternate Base Rate when based on the Prime Rate) for actual days elapsed.

Annex I-A

Pricing Grid

Pricing Level	Total Net Leverage Ratio	Facility Fee and Best Efforts Incremental Term Loan Ticking Fee	Applicable Margin for Term Benchmark and RFR Revolving Loans	Applicable Margin for ABR Revolving Loans	Applicable Margin for Term Benchmark and RFR Best Efforts Incremental Term Loans	Applicable Margin for ABR Best Efforts Incremental Term Loans
Level I	< 1.00 to 1.00	0.125%	1.25%	0.25%	1.50%	0.50%
Level II	> 1.00 to 1.00 but < 1.75 to 1.00	0.15%	1.35%	0.35%	1.625%	0.625%
Level III	> 1.75 to 1.00 but < 2.50 to 1.00	0.175%	1.45%	0.45%	1.75%	0.75%
Level IV	> 2.50 to 1.00 but < 3.25 to 1.00	0.20%	1.55%	0.55%	2.00%	1.00%
Level V	> 3.25 to 1.00	0.25%	1.75%	0.75%	2.25%	1.25%

If at any time the Company fails to deliver the quarterly or annual financial statements or certificates required under the Amended Existing Facility Credit Documentation on or before the date such statements or certificates are due, Pricing Level V shall be deemed applicable for the period commencing three (3) business days after such required date of delivery and ending on the date which is three (3) business days after such statements or certificates are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable.

Except as otherwise provided in the paragraph below, adjustments, if any, to the Pricing Level then in effect shall be effective three (3) business days after the Existing Facility Administrative Agent has received the applicable financial statements and certificates (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding the foregoing, (i) from and after the Amended Existing Facility Effective Date, the Pricing Level for Best Efforts Incremental Term Loan Ticking Fees and Best Efforts Incremental Term Loans shall be based on Pricing Level IV and (ii) from and after the Acquisition Closing Date and funding of the Best Efforts Incremental Term Loan, the Pricing Level for existing loans under the Amended Existing Facility shall be based on Pricing Level IV, in each case, until the Existing Facility Administrative Agent’s receipt of the applicable financial statements for the Company’s first fiscal quarter ending after the Amendment Existing Facility Effective Date or Acquisition Closing Date, as applicable, and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

Exhibit E

Project Poseidon

Limited Existing Facility Amendment

Capitalized terms used but not defined in this Exhibit E have the meanings set forth in the Commitment Letter to which this Exhibit E is attached or in the other Exhibits thereto (including, in each case, any schedules or annexes thereto) or in the Existing Credit Agreement, as appropriate.

●	The definition of “Permitted Acquisition” in Section 1.01 of the Existing Credit Agreement (Defined Terms) shall be modified to permit the Acquisition without any condition.
●	Section 4.02 of the Existing Credit Agreement will be amended to provide that the obligation of any Lender to make any Loan the proceeds of which shall be used to finance the Acquisition and Transaction Expenses on the Acquisition Closing Date will be subject only to the conditions set forth on Exhibit F hereto.
●	Section 6.01 of the Existing Credit Agreement (Indebtedness) shall be amended, to the extent necessary, to permit each of the Facilities that will be in effect on the Acquisition Closing Date and to permit any obligations outstanding under Permitted Factoring Arrangements (as defined below) to the extent such obligations constitute indebtedness.
●	Section 6.02 of the Existing Credit Agreement (Liens) shall be amended, to the extent necessary, to permit pari passu liens on the “Collateral” (as defined in the Existing Credit Agreement) to secure each of the Facilities that will be in effect on the Acquisition Closing Date, subject to an intercreditor agreement in form and substance reasonably satisfactory to the Existing Facility Administrative Agent and to permit customary liens under Permitted Factoring Arrangements.
●	Section 6.03 of the Existing Credit Agreement (Fundamental Changes and Asset Sales) shall be amended, to the extent necessary, to permit up to $5 million annually in receivables sales pursuant to existing factoring arrangements of the Target that will survive the Acquisition, on terms and conditions to be mutually agreed including with respect to the limited recourse requirements of such factoring arrangements (such factoring arrangements, the “Permitted Factoring Arrangements”).
●	Section 6.04 of the Existing Credit Agreement (Investments, Loans, Advances, Guarantees and Acquisitions) shall be amended, to the extent necessary, to permit the Company’s (i) guaranty under the Acquisition Agreement and (ii) investment in any non-Loan Party subsidiary that is a buyer under the Acquisition Agreement to the extent necessary to allow such non-Loan Party subsidiary buyer to pay its portion of purchase price consideration for the Acquisition.

The effectiveness of the Limited Existing Facility Amendment will be conditioned upon the satisfaction of conditions to be agreed, including consent of the Best Efforts Incremental Lenders, the Existing Required Lenders and the Existing Facility Administrative Agent.

E-1

Exhibit F

Project Poseidon

Conditions to Funding

Capitalized terms used but not defined in this Exhibit F have the meanings set forth in the Commitment Letter to which this Exhibit F is attached or in the other Exhibits thereto (including, in each case, any schedules or annexes thereto).

The availability of extensions of credit under any of the Backstop Facility, the Bridge Facility or the Best Efforts Incremental Facility on the Acquisition Closing Date shall be subject to the satisfaction (or waiver by the Lead Arranger of the applicable Facility) of the following conditions (in the case of the Backstop Facility and Bridge Facility, subject to the Limited Conditionality Provisions, and in the case of the Best Efforts Incremental Facility subject to no additional conditions other than the Limited Conditionality Provisions unless mutually agreed between you and JPMorgan):

1.

Each Loan Party party thereto shall have executed and delivered the applicable Credit Documentation on terms consistent with the Commitment Letter, and the Administrative Agent for the applicable Facility shall have received:

(a)

customary closing certificates, corporate and organizational documents, good standing certificates and customary legal opinions, in each case, with respect to the Company and the other applicable Loan Parties, and a customary officer’s closing certificate certifying satisfaction of the conditions set forth in paragraphs 2 and 4 of this Exhibit F;

(b)

a solvency certificate dated as of the Acquisition Closing Date from the chief financial officer, chief accounting officer or other financial officer of the Company confirming that the Company and its subsidiaries on a consolidated basis will, pro forma for the Transactions, be solvent substantially in the form of Annex I to this Exhibit F; and

(c)

customary borrowing notices under each Facility under which the Borrowers are borrowing on the Acquisition Closing Date; it being understood and agreed that the requirement to deliver a borrowing notice shall not result in the imposition of any condition precedent that is not otherwise applicable to the relevant extension of credit in accordance with the terms of this Commitment Letter.

2.

The Acquisition shall be consummated in all material respects in accordance with the terms of the Acquisition Agreement substantially concurrently with effectiveness of the Credit Documentation and the initial funding of the applicable Facilities thereunder, without giving effect to any amendments, consents, waivers or other modifications thereto that are materially adverse to the Lenders or the Lead Arranger without the prior written consent of the Lead Arranger (it being understood that (a) any reduction in the purchase price consideration of less than 10% or in accordance with the Acquisition Agreement (including pursuant to any working capital or purchase price adjustment provisions set forth in the Acquisition Agreement) shall be deemed not to be materially adverse to the interests of the Lenders or the Lead Arranger, (b) any material change to the structure of the Acquisition shall be deemed not to be materially adverse to the interests of the Lenders or the Lead Arranger and (c) any change in the lender protective provisions set forth in the Acquisition Agreement as in effect on the date of the Commitment Letter, in each case, will be deemed to be materially adverse to the interests of the Lenders and will require the prior written consent of JPMorgan).

F-1

3.

Substantially concurrently with the initial funding of the applicable Facilities, the Company Debt Refinancing (if applicable) and the Target Debt Release shall have been consummated and the Administrative Agent shall have received reasonably satisfactory evidence of repayment of all such indebtedness (if any) to be repaid on the Acquisition Closing Date and the termination and release of all related guarantees and liens in respect thereof, as applicable.

4.

(a) The Specified Representations shall be true and correct in all material respects (or in all respects in the case of any Specified Representation qualified by materiality or material adverse change or material adverse effect) and (b) the Specified Acquisition Agreement Representations shall be true and correct to the extent required by clause (a)(i) of the Limited Conditionality Provisions, in each case at the time of, and after giving effect to, the making of the loans under any applicable Facilities on the Acquisition Closing Date (except to the extent any such representation expressly relates to an earlier date, in which case such representation shall be true and correct as of such earlier date).

5.	The Lenders shall have received:
(a)	audited consolidated financial statements of the Company for the two most recent fiscal years ended prior to the date hereof as to which such financial statements are available;
(b)

unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (a) of this paragraph as to which such financial statements are available; and

(c)	pro forma financial information reasonably requested by the Lead Arranger (it being acknowledged and agreed that delivery of the Company’s projection model shall satisfy this clause (c)).
6.

The Lenders shall have received not less than five (5) business days prior to the Acquisition Closing Date (a) all documentation and other information reasonably requested in writing and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and the Patriot Act that any Lender that has requested, in a written notice to the Company at least ten (10) days prior to the Acquisition Closing Date and (b) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, if any Lender has requested the same in a written notice to the Company at least ten (10) days prior to the Acquisition Closing Date, a Beneficial Ownership Certification in relation to any applicable Borrower.

7.

All reasonable and documented out-of-pocket costs and expenses (including, without limitation, legal expenses for which invoices have been presented) and all other compensation contemplated hereby and the Fee Letter, payable to JPMorgan, the Administrative Agent and the Lenders, in each case required to be paid by the Commitment Letter or the Fee Letter, shall have been paid on or prior to the Acquisition Closing Date (or shall have been authorized to be deducted from the proceeds of the initial funding under any applicable Facilities on the Acquisition Closing Date).

8.	The closing and effectiveness of, and initial funding under, the applicable Facilities shall have occurred on or before the Expiration Date.

F-2

Exhibit F-1

Project Poseidon

Form of Solvency Certificate

Pursuant to Section [__] of the Credit Agreement1 (as defined below), the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer][chief accounting officer][specify other officer with equivalent duties] of ESCO Technologies Inc. (the “Company”), and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Acquisition and the other Transactions to occur on the date hereof, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

(a)

the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed their debts and liabilities (including without limitation the Obligations), subordinated, contingent or otherwise;

(b)

the present fair saleable value of the assets of the Company and its Subsidiaries, on a consolidated basis is greater than the amount that will be required to pay the probable liability, on a consolidated basis of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)

the Company and its Subsidiaries, on a consolidated basis are able to pay all debts and liabilities, subordinated, contingent or otherwise, as such debts become due and liabilities become absolute and matured; and

(d)	the Company and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the [__________] (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

*        *        *

[1]	Applicable Credit Agreement to be defined.

F-I-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate, solely in such undersigned’s capacity as [chief financial officer][chief accounting officer][specify other officer with equivalent duties] of the Company and not in the undersigned’s individual or personal capacity and without personal liability, as of the date first stated above.

By:
Name:
Title: [Chief Financial Officer]

F-I-2